EXHIBIT 4.5

CONFORMED COPY

US$2,300,000,000

AMENDED AND RESTATED FACILITIES AGREEMENT

originally dated 24 September 2004 as amended on 8 November 2004 and 25 February 2005 and as amended and restated on 7 July 2005, 30 June 2006 and on 19 December 2008

for

CEMEX ESPAÑA, S.A.

as Borrower and Guarantor

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

BANCO SANTANDER, S.A.

CALYON CORPORATE AND INVESTMENT BANK

CITIGROUP GLOBAL MARKETS LIMITED

as Arrangers and Joint Bookrunners

with

CITIBANK INTERNATIONAL PLC

acting as Agent

REVOLVING FACILITIES AGREEMENT

Amendment & Restatement

Agreement (RMC)

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33.	Calculations And Certificates	88

34.	Partial Invalidity	89

35.	Remedies And Waivers	89

36.	Amendments And Waivers	89

37.	Counterparts	90

38.	Governing Law	91

39.	Enforcement	91

SCHEDULE 1 The Original Parties		92

SCHEDULE 2 Conditions Precedent		95

SCHEDULE 3 Utilisation Request		100

SCHEDULE 4 Mandatory Cost Formulae		101

SCHEDULE 5 Form Of Transfer Certificate		104

SCHEDULE 6 Form Of Accession Letter		106

SCHEDULE 7 Form Of Compliance Certificate		107

SCHEDULE 8 Timetables		109

SCHEDULE 9 Form of Confidentiality Undertaking		110

SCHEDULE 10 Existing Security		115

SCHEDULE 11 Existing Notarisations		116

SCHEDULE 12 Material Subsidiaries		117

SCHEDULE 13 Existing Financial Indebtedness		118

SCHEDULE 14 Proceedings Pending or Threatened		119

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THIS REVOLVING FACILITIES AGREEMENT is dated 24 September 2004 and made

BETWEEN:

(1)	CEMEX ESPAÑA, S.A. (the “Original Borrower”, the “Company” and the “Original Guarantor”);

(2)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A., BANCO SANTANDER, S.A., CALYON CORPORATE AND INVESTMENT BANK and CITIGROUP GLOBAL MARKETS LIMITED as mandated lead arrangers and joint bookrunners (whether acting individually or together the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II (The Original Lenders) of Schedule 1 as lenders (the “Original Lenders”); and

(4)	CITIBANK INTERNATIONAL PLC as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market as of 11:00 a.m. on a particular day.

“Amendment and Restatement Agreement” means the Global Transfer, Retranching and Amendment Agreement dated 4 July 2005 and entered into between amongst others, the Company, the Arranger, the Original Lenders and the Agent, pursuant to which (amongst other things) this Agreement was amended and restated.

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“Asia Fund” means CEMEX Asia Holdings Ltd. (“CAH”) or any other vehicles used by the Company or any other member of the Group to invest, or finance investments already made, in companies involved in or assets dedicated to the cement, concrete or aggregates business in Asia in both cases, such company or vehicle, as applicable, with committed third parties with minority interests other than members of the Group or CEMEX, S.A. de C.V. and its Subsidiaries and with the Company maintaining control of its management.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to any Obligor, any person who is duly authorised and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means the period from and including the date of the Amendment and Restatement Agreement to and including the date falling 7 days before the Termination Date in respect of each Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date, other than any Loans which are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means US dollars.

“Base Currency Amount” means in relation to a Utilisation, the amount specified in the Utilisation Request delivered by the Company for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date) as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“Borrowers” means the Original Borrower and any Additional Borrower and “Borrower” means any of them.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

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exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the day of receipt or recovery if a Business Day and if received or recovered before 2 p.m. London time (or, if not, on the Business Day following receipt or recovery) and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Madrid and New York, and:

(a)	(in relation to any date for payment or lending or purchase of, or the determination of an interest rate or rate of exchange in relation to, a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or lending or purchase of, or the determination of an interest rate or rate of exchange in relation to, euro) any TARGET Day.

“Capital Lease” means any lease that is capitalised on the balance sheet prepared in accordance with Spanish GAAP.

“CEMEX Group” means CEMEX Parent and each of its Subsidiaries from time to time.

“CEMEX Parent” means CEMEX, S.A.B. de C.V. (previously CEMEX, S.A. de C.V.) , a company (sociedad anónima bursátil de capital variable) incorporated in Mexico.

“CEMEX UK” means CEMEX UK, a subsidiary of the Company incorporated in England and Wales with company number 05196131 and having its registered office at CEMEX House, Coldharbour Lane, Thorpe, Egham, Surrey TW20 8TD.

“Commitment” means a Facility A Commitment, a Facility B Commitment and/or a Facility C Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (Form of LMA Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“CO2 Emission Rights” means any emission rights or allowance allocated to a member of the Group to emit one tonne of carbon dioxide equivalent (as defined in the Directive) during a specified period which is valid and/or transferable under the Directive and any other type of allowance recognised by the Directive in connection to the Kyoto Protocol on climate change.

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“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Directive” means Directive 2003/87/EC of the European Parliament and of the Council of 13 October 2003 establishing a scheme for greenhouse gas emission allowance trading within the European Community (as amended by Directive 2004/101/EC of the European Parliament and of the Council of 27 October 2004).

“Domestic Lender” means any Spanish resident credit entity registered in the Special Registries of The Bank of Spain as defined in article 8 of Royal Legislative Decree 4/2004 of 5 March and mentioned in paragraph (c) of Article 59 of Corporate Income Tax Regulations approved by Royal Decree 1777/2004 of 30 July (Real Decreto 1777/2004 de 30 de julio) or a permanent establishment of a non-Spanish resident financial entity as defined in article 13.1.a of Royal Legislative Decree 5/2004 of 5 March and mentioned in the second paragraph of Article 8.1 of Non-Resident Income Tax Regulations approved by Royal Decree 1776/2004 of 30 July (Real Decreto 1776/2004 de 30 julio).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market,

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as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Extension Request” means a First Extension Request and/or a Second Extension Request issued by the Company in accordance with Clause 8.1 (Request for Extension).

“Facility” means Facility A, Facility B or Facility C.

“Facility A” means the multicurrency revolving loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the multicurrency revolving loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II (The Original Lenders) of Schedule 1 and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C” means the multicurrency revolving loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility C Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Part II (The Original Lenders) of Schedule 1 and the amount of any other Facility C Commitment transferred to it under this Agreement; and

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(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means each of:

(a)	the Fee Letter dated on or about 25 May 2005 between the Arranger and the Company; and

(b)	any other letter or agreement between the Arranger or the Agent and the Company setting out the level of fees payable in respect of the Facilities.

“Fifth Amendment Agreement” means the amendment and restatement agreement in relation to this Agreement dated on or about 19 December 2008 made between the Company, the Agent and the Arranger.

“Fifth Amendment Date” means the date on which the amendment to this Agreement becomes effective in accordance with the terms of the Fifth Amendment Agreement.

“Finance Document” means this Agreement, any Accession Letter, the Fee Letter and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of, and without double counting:

(a)	moneys borrowed (including, but not limited to, any amount raised by acceptance under any acceptance credit facility and receivables sold or discounted on a recourse basis (it being understood that Permitted Securitisations shall be deemed not to be on a recourse basis and shall not constitute Financial Indebtedness));

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

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(c)	the amount of any liability in respect of any lease or hire purchase contract that would, in accordance with Spanish GAAP, be treated as a Capital Lease;

(d)	the deferred purchase price of assets or the deferred payment of services, except trade accounts payable in the ordinary course of business;

(e)	obligations of a person under repurchase agreements for the stock issued by such person or another person;

(f)	obligations of a person with respect to product invoices incurred in connection with exporting financing;

(g)	all Financial Indebtedness of others secured by Security on any asset of a person, regardless of whether such Financial Indebtedness is assumed by such person in an amount equal to the lower of (i) the net book value of such asset and (ii) the amount secured thereby; and

(h)	guarantees of Financial Indebtedness of other persons.

“Financial Period” means any annual or semi-annual accounting period of the Company.

“First Utilisation Date” means the date on which the first Utilisation is made under this Agreement.

“GAAP” means, in relation to an Obligor, the generally accepted accounting principles applying to it (i) in the country of its incorporation; or (ii) in a jurisdiction agreed to by the Agent.

“Group” means the Company and each of its Subsidiaries for the time being.

“Guarantors” means the Original Guarantors and any Additional Guarantor other than any Original Guarantor or Additional Guarantor which has ceased to be a Guarantor pursuant to Clause 26.4 (Resignation of Guarantor) or been removed as a Guarantor pursuant to Clause 26.5 (Removal of Guarantor) and has not subsequently become an Additional Guarantor pursuant to Clause 26.3 (Additional Guarantors) and “Guarantor” means any of them.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document in the form approved by the Company (and as updated from time to time with the approval of the Company) concerning CEMEX Parent and the Group (including RMC Group Limited and its Subsidiaries) which, at the request of the Company and on its behalf was prepared in relation to the financing of the acquisition of shares in RMC Group Limited (formerly RMC Group PLC) and approved by the Company.

“Initial Facility C Termination Date” means 4 July 2011.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, data-base rights, inventions, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

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(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“International Accounting Standards” means the accounting standards approved by the International Accounting Standards Board from time to time.

“Legal Opinions” means the legal opinions delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) or in relation to any Additional Obligors.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, securitisation trust or fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“Loan Notes” means the loan notes (if any) issued to the shareholders of the Target Shares pursuant to the Offer.

“Majority Lenders” means a Lender or Lenders whose undrawn Commitments and participations in the Loans then outstanding aggregate more than 51 per cent. of all the undrawn Commitments and Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated in accordance with Schedule 4 (Mandatory Cost Formulae).

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“Margin” means:

(a)	subject to paragraph (c) below, in relation to any Loan the percentage rate per annum determined pursuant to the table set out below:

Facility	Margin % p.a.
Facility A	0.150
Facility B	0.200
Facility C	0.225

(b)	in relation to any Unpaid Sum the percentage rate per annum specified above applicable to the Facility in relation to which the Unpaid Sum arises, or if such Unpaid Sum does not arise in relation to a particular Facility, the rate per annum specified above applicable to the Facility to which the Agent reasonably determines the Unpaid Sum most closely relates, or if none, the highest rate per annum specified above,

(c)	but if at any time after the first Utilisation Date following the date of the Amendment and Restatement Agreement:

(i)	no Default has occurred and is continuing; and

(ii)	the Net Borrowings to Adjusted EBITDA ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under each Facility will be the percentage rate per annum set out below opposite that range:

Net Borrowings to Adjusted EBITDA	Margin % p.a.
	Facility A	Facility B	Facility C
Greater than or equal to 3.0:1	0.250	0.300	0.325
Less than 3.0:1 but greater than or equal to 2.5:1	0.200	0.250	0.275
Less than 2.5:1 but greater than or equal to 2.0:1	0.150	0.200	0.225
Less than 2.0:1	0.100	0.150	0.175

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However any increase or decrease in the Margin shall take effect on the date (the “reset date”) which is five Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 21.2 (Compliance Certificate) and in the case of a then current Interest Period will apply to the whole of such Interest Period unless any payments of interest have already been made in which case any adjustments to the Margin will apply only from the date of such payment. For the purpose of determining the Margin, Net Borrowings to Adjusted EBITDA ratio and Relevant Period shall be determined in accordance with Clause 22.1 (Financial definitions).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, condition (financial or otherwise) or operations of the Group taken as a whole;

(b)	the rights or remedies of any Finance Party under the Finance Documents; or

(c)	the ability of any Obligor to perform its obligations under the Finance Documents.

“Material Subsidiary” means those companies set out in Schedule 12 (Material Subsidiaries) and any other Subsidiary of the Company:

(a)	which becomes a Subsidiary of the Company after the date hereof or acquires substantial assets or businesses after the date hereof; and

(b)	which:

(i)	has total assets representing 5 per cent. or more of the total consolidated assets of the Group; and/or

(ii)	has revenues representing 5 per cent. or more of the consolidated turnover of the Group,

in each case calculated on a consolidated basis and any Holding Company of any such Subsidiary (save unless such company is already a Guarantor hereunder).

Compliance with the conditions set out in paragraphs (a) and (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group, but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of each of the respective revised total assets and turnover of the Group).

A report by the auditors of the Company (or, as the case may be, any other internationally recognised accounting firm that is approved by the Agent) that a Subsidiary is a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

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“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Service Inc.

“New Lender” means a New Lender as specified in a Transfer Certificate.

“New Spanish GAAP” means the generally accepted accounting principles in Spain which were enacted for periods commencing on or after 1 January 2008 (Spanish GAAP 2007).

“Notarisation” has the meaning ascribed to such term in Clause 23.5 (Notarisation).

“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Company, its audited unconsolidated and consolidated financial statements for its financial year ended 31 December 2003;

(b)	in relation to each Guarantor, its respective audited unconsolidated (and, to the extent available, its audited consolidated) financial statements for its financial year ended 31 December 2003; and

(c)	in relation to any other Obligor, its most recent audited financial statements.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Outlook” means a rating outlook of the Company with regard to the Company’s economic and/or fundamental business condition, as assigned by a Rating Agency.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

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“Party” means a party to this Agreement.

“Permitted Notarisations” has the meaning ascribed to such term in Clause 23.5 (Notarisation).

“Permitted Securitisations” means a sale, transfer or other securitisation of receivables and related assets by the Company or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been transferred, directly or indirectly, by the originator thereof to a special purpose vehicle in a manner that satisfies the requirements for an absolute conveyance, and not merely a pledge, under the laws and regulations of the jurisdiction in which such originator is organised and (ii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or other securitisation is carried out on a non-recourse basis or on a basis where recovery is limited solely to the collection of the relevant receivables.

“Process Agent” means CEMEX UK at its registered address being, as at the date of this Agreement, CEMEX House, Coldharbour Lane, Thorpe, Egham, Surrey TW20 8TD and with fax number (+44) 01932 568933, Attn: The Secretary.

“Qualifying Lender” has the meaning given to that term in Clause 14 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating” means at any time the solicited long term credit rating or the senior implied rating of the Company or an issue of securities of or guaranteed by the Company, where the rating is based primarily on the senior unsecured credit risk of the Company and/or, in the case of the senior implied rating, on the characteristics of any particular issue, assigned by a Rating Agency.

“Rating Agency” means S&P or Moody’s.

“Reference Banks” means, the principal London offices of Citibank, N.A., Deutsche Bank A.G., Banco Bilbao Vizcaya Argentaria, S.A. and such other banks as may be appointed by the Agent in consultation with the Company.

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“Relevant Interbank Market” means, in relation to euro, the European interbank market, and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.

“Relevant Period” has the meaning given to that term in Clause 22 (Financial Covenants).

“Repeating Representations” means each of the representations set out in Clauses 20.1 (Status) to Clause 20.6 (Governing law and enforcement), Clause 20.9 (No default), paragraphs (a) and (b) of Clause 20.11 (Financial statements), Clause 20.12 (Pari passu ranking), Clause 20.13 (No proceedings pending or threatened) and Clause 20.14 (No winding-up).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made for the purpose of refinancing a maturing Loan.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto from time to time.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Spain” means the Kingdom of Spain.

“Spanish Public Document” means any obligation in an Escritura Pública or documento intervenido.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

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“Stake” means a number of shares in any Group member held by another Group member the disposal of which would cause the first Group member to cease to be a Subsidiary of the second Group member.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means:

(a)	in relation to Facility A, the day which is 36 Months after the date of this Agreement;

(b)	in relation to Facility B, the day which is 60 Months after the date of this Agreement;

(c)	in relation to Facility C and subject to Clause 8 (Extension of Facility C), the Initial Facility C Termination Date,

or, in each case, if such day would not be a Business Day, the first succeeding Business Day, unless such day would fall into the next month, in which case the immediately preceding Business Day.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments.

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“Total Facility B Commitments” means the aggregate of the Facility B Commitments.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.”, “US” or “United States” means the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is initialled by or on behalf of the Company and the Agent or the Arranger;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

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(vii)	a “participation” of a Lender in a Loan, means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which persons who are subject thereto are accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	the “winding-up”, “dissolution”, “administration” or “reorganisation” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings (such as, in Spain, suspensión de pagos, quiebra, concurso or any other situación concursal) under the laws and regulations of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, bankruptcy, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xi)	a provision of law is a reference to that provision as amended or re-enacted without material modification;

(xii)	a time of day is a reference to London time; and

(xiii)	a reference to a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause, a paragraph of or a schedule to this Agreement.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived but, for the avoidance of doubt, no breach of any of the financial covenants set out in Clause 22 (Financial Covenants) shall be capable of being or be deemed to be remedied by virtue of the fact that upon any subsequent testing of such covenants pursuant to Clause 22 (Financial Covenants), there is no breach thereof.

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Agreement (RMC)

1.3	Currency Symbols and Definitions

“£” and “sterling” denote lawful currency of the United Kingdom, “€”, “EUR” and “euro” means the single currency unit of the Participating Member States and “US$”, “$” and “dollars” denote lawful currency of the United States of America and “¥” and “yen” denote lawful currency of Japan.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

Amendment & Restatement

Agreement (RMC)

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available:

(a)	a three year multicurrency revolving loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a five year multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(c)	subject to Clause 8 (Extension of Facility C), a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility C Commitments until the Initial Facility C Termination Date.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	Except as otherwise stated in the Finance Documents, the rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Affiliate Facility Offices

(a)	A Lender may designate an Affiliate of that Lender as its Facility Office for the purpose of participating in or making Loans to Borrowers in particular countries.

(b)	An Affiliate of a Lender may be designated for the purposes of paragraph (a):

(i)	by appearing under the name of the Lender in Part II (The Original Lenders) of Schedule 1 and executing this Agreement; or

(ii)	by being referred to in and executing a Transfer Certificate by which the Lender becomes a Party.

(c)	An Affiliate of a Lender referred to in this Clause 2.3 shall not have any Commitment, but shall be entitled to all rights and benefits under the Finance Documents relating to its participation in Loans, and shall have the corresponding duties of a Lender in relation thereto, and is a Party to this Agreement and each other relevant Finance Document for those purposes.

Amendment & Restatement

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(d)	A Lender which has an Affiliate appearing under its name in Part II (The Original Lenders) of Schedule 1 or, as the case may be, in a Transfer Certificate, will procure, subject to the terms of this Agreement, that the Affiliate participates in Loans to the relevant Borrower(s) in place of that Lender. However, if as a result of the Affiliate’s participation, an Obligor would be obliged to make a payment to the Affiliate under Clause 14 (Tax Gross-up and indemnities) or Clause 15 (Increased costs), then the Affiliate is only entitled to receive payment under those clauses to the same extent as the Lender (designating such Affiliate) would have been if the Lender had not designated such Affiliate for purposes of paragraph (a) above.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply the proceeds of each Loan for its general corporate purposes, including in or towards refinancing Financial Indebtedness of members of the Group which is outstanding as of the first Utilisation and for payment of any break funding costs, redemption premia and other costs, fees and expenses (and taxes thereon) payable in connection with such refinancing.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Company may not deliver the first Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Initial Utilisation) of Schedule 2. The Agent has notified the Company and the Lenders that it is so satisfied.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(b)	the Repeating Representations which are or which are deemed to be made or repeated by each Obligor on such date pursuant to Clause 20.20 (Times on which representations are made) are true in all material respects;

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

Amendment & Restatement

Agreement (RMC)

(ii)	it is sterling, euros or yen or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	The Lenders will only be obliged to comply with Clause 30.9 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	10 or more Facility A Loans would be outstanding; or

(ii)	10 or more Facility B Loans would be outstanding; or

(iii)	10 or more Facility C Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

Amendment & Restatement

Agreement (RMC)

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Company may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Loan complies with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	Unless the Agent otherwise agrees, the amount of the proposed Utilisation must be an amount whose Base Currency Amount is not more than the Available Facility (adjusted, where applicable, to take account of any additional Utilisations which are scheduled to take place on or before the relevant Utilisation Date) and which is:

(i)	if the currency selected is the Base Currency, a minimum of US$20,000,000 or, if less, the relevant Available Facility; or

(ii)	if the currency selected is sterling or euros or yen, a minimum of £10,000,000 or, as the case may be, EUR15,000,000 or, as the case may be, ¥4,500,000,000 or, if less, the relevant Available Facility; or

(iii)	if the currency selected is an Optional Currency other than sterling, euros or yen, the minimum amount specified by the Agent pursuant to paragraph (c)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the relevant Available Facility, provided that such minimum amounts shall not apply where the proposed Utilisation is for the purpose of refinancing a maturing Loan in another currency and the relevant Utilisation Request instructs that proceeds shall be applied directly in such refinancing.

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Agreement (RMC)

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

The Company shall select the currency of each Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required, and provides in writing an objectively justified reason therefor; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

Amendment & Restatement

Agreement (RMC)

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

The Borrowers shall repay each Loan on the last day of its Interest Period. If such Loan is to be refinanced with a Rollover Loan, the amount of each Loan required to be repaid shall be set off against the amount of the applicable Rollover Loan, provided that all Loans shall be repaid on, or prior to the Termination Date relating thereto.

8.	EXTENSION OF FACILITY C

8.1	Request for Extension

(a)	The Company may request, by notifying the Agent in writing (the “Second Extension Request”) not earlier than 60 days and not later than 45 days before 4 July 2007, the extension of the Termination Date of Facility C by an additional 365 day period.

(b)	Upon notification by the Agent that it has received a Second Extension Request from the Company, each Lender shall freely determine whether or not it shall extend its Facility C Commitments in accordance with the relevant Extension Request and shall, within 10 Business Days of receipt of such notification from the Agent, notify the Agent of its own decision to accept or decline the request set out in the Second Extension Request.

(c)	The Agent shall, as soon as reasonably practicable after it has received all the Lenders’ respective decisions in accordance with paragraph (b) above, notify the Company and the Lenders of the level of acceptances.

8.2	Acceptance of Extension Request

Any agreement by a Lender to an Extension Request shall extend that Lender’s Facility C Commitments by an additional 365 day period only and shall be binding on each such Lender only.

8.3	Reduced Facility C Commitments

In the event that a Lender declines to extend its Facility C Commitments pursuant to the Second Extension Request, the amount of the Total Facility C Commitments shall, following the Initial Facility C Termination Date, reduce by the amount of that declining Lender’s Facility C Commitments accordingly. For the avoidance of doubt, Facility C shall continue to be available until the end of its Availability Period reflecting the Commitments of those Lenders who have agreed to the requests contained in the Second Extension Request.

8.4	Reduction of Facility B Commitments

The Total Facility B Commitments shall reduce on 24 March 2008, 24 September 2008, 24 March 2009 and 24 September 2009 in each case by an amount equal to 25 per cent. of the amount of the Total Facility B Commitments as at 24 March 2008, such reduction to be applied pro rata to the Facility B Commitment of each Lender on the date of each such reduction.

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9.	PREPAYMENT AND CANCELLATION

9.1	Illegality of a Lender

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and in any event at a time which permits the Company to repay that Lender’s participation on the date such repayment is required to be made;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	the Company shall, on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law), repay that Lender’s participation in the Loans together with accrued interest on and all other amounts owing to that Lender under the Finance Documents.

9.2	Voluntary cancellation

The Company may if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders in respect of the Facility to which such cancellation relates may agree) prior notice, cancel the whole or any part (being a minimum amount of US$50,000,000) of any Facility. Any cancellation under this Clause 9.2 shall reduce rateably the Commitments of the Lenders under that Facility.

9.3	Automatic Cancellation

At the close of business on the last day of the Availability Period in respect of each Facility, the Available Commitment of each Lender under such Facility shall be (if it has not already been) cancelled and reduced to zero.

9.4	Voluntary prepayment of Loans

A Borrower may, if the Company gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders in respect of the relevant Facility may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Loan by a minimum amount of US$50,000,000).

9.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

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Agreement (RMC)

(b)	On receipt of a notice referred to in paragraph (a) above, the relevant Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower shall repay that Lender’s participation in the Loans to which such Interest Period relates.

9.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if any), without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of Facility A, Facility B or Facility C which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the relevant Borrower or the affected Lenders, as appropriate.

Amendment & Restatement

Agreement (RMC)

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

On the last day of each Interest Period relating to a Loan each Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period).

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration of one Month. Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

Amendment & Restatement

Agreement (RMC)

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 11, the Company may select an Interest Period of one, two, three or six Months, or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders participating in the relevant Facility).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in that Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate not being available and none or only one of the Reference Banks supplying a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

Amendment & Restatement

Agreement (RMC)

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receiving notifications from a Lender or Lenders (in either case whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest in respect of the relevant Loan.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders participating in the relevant Loan and the Company, be binding on all Parties.

12.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming in reasonable detail the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a commitment fee in respect of each Facility in the Base Currency computed at the rate of 30 per cent. of the applicable Margin from time to time per annum on that Lender’s Available Commitment under each Facility for the period commencing on the Effective Date under (and as defined in) the Amendment and Restatement Agreement and ending on the last day of the Availability Period applicable to that Facility;

(b)	The accrued commitment fees set out above are payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in the Fee Letter.

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Agreement (RMC)

13.3	Agency fee

The Company shall pay to (or procure payment to) the Agent (for its own account) an agency fee in the amount and at the times agreed in the Fee Letter.

13.4	Extension fee

The Company shall pay to the Agent (for the account of each Lender extending its Facility C Commitments) such extension fee (if any) and at such time as is agreed between the Company and the extending Lenders on the extension of Facility C pursuant to Clause 8 (Extension of Facility C).

13.5	Amendment fee

The Company shall pay to the Agent (for the account of each Lender participating in the Facilities (as amended and restated by the Amendment and Restatement Agreement)) an amendment fee in the amount and at the times agreed in the Fee Letter.

Amendment & Restatement

Agreement (RMC)

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

(a)	In this Clause 14:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment, for or on account of Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	any legal person or entity (including, for the avoidance of doubt, any securitisation trust or fund) habitually resident for taxation purposes in a Qualifying State which is not acting through a territory considered as a tax haven pursuant to Spanish laws and regulations (currently set out in Royal Decree 1080/1991 of 5 July (Real Decreto 1080/1991 de 5 de julio)) or through a permanent establishment in Spain; or

(ii)	any legal person or entity (including, for the avoidance of doubt, any securitisation trust or fund) resident in a country which, as a result of any applicable double taxation treaty, would not require any payments made by a Borrower to such financial institution hereunder to be subject to any deduction or withholding in Spain; or

(iii)	any Domestic Lender.

“Qualifying State” means a member state of the European Union (other than Spain).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment made under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute good faith discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or regulation.

(b)	The Company or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

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(c)	If a Tax Deduction is required by law or regulation to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due and payable if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law or regulation.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) or if unavailable such other evidence as is reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	The Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the amount of any Tax assessed on that Protected Party (together with any interest, costs or expenses payable, directly or indirectly, or incurred in connection therewith) in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Paragraph (a) of this Clause 14.3 shall not apply with respect to any Tax assessed on a Finance Party:

(i)	under the laws and regulations of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the laws and regulations of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income (but not on any sum deemed to be received or receivable in respect of any payment made under Clause 14.2 (Tax gross-up)) of that Finance Party.

(c)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) of this Clause 14.3 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

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(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Certificates

(a)	Without prejudice to the other provisions of this Clause 14, in relation to any exemption from or application of a rate lower than that of general application pursuant to any legislation in Spain or any double taxation treaty, or pursuant to any other cause relating to residence status, any Lender which is not a Domestic Lender shall supply the Company, through the Agent, prior to the interest payment date with a certificate of residence issued by the pertinent fiscal administration, in the case of a Qualifying Lender which is not a Domestic Lender, accrediting such Qualifying Lender as resident for tax purposes in a Qualifying State or, as the case may be, accrediting such Lender as resident for tax purposes in a State which has signed and ratified a double taxation treaty with Spain.

(b)	As such certificates referred to in paragraph (a) of this Clause 14.4 are, at the date hereof, only valid for a period of one year, each such Lender will be required to so supply a further such certificate upon expiry of the previous certificate in relation to any further payment of interest.

14.5	Stamp Taxes

The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for any such tax payable in connection with the entering into of a Transfer Certificate.

14.6	Value Added Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.2 (Increased Cost Claims) and Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

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(ii)	compliance with any law or regulation,

in each case made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means, without duplication:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim and a calculation evidencing in reasonable detail the amount of such Increased Costs to be claimed by such Finance Party, following which the Agent shall promptly notify the Company and provide the Company with such calculations.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law or regulation to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

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16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability not otherwise compensated under the provisions of this Agreement and excluding any lost profits, consequential or indirect damages (other than interest or default interest) incurred by that Finance Party as a result of its Commitment or the making of any Loan under the Finance Documents as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

(b)

The Company shall procure that an Obligor will indemnify and hold harmless each Finance Party and each of their respective directors, officers, employees, agents, advisors and representatives (each being an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs, legal

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expenses and other expenses (all together “Losses”) which have been incurred by or awarded against any Indemnified Person, in each case arising out of or in connection with any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened by any person in relation to any of the Finance Documents (only in so far as such claim, investigation, litigation or proceeding relates to the use of proceeds of the Facilities towards the acquisition by the Company or CEMEX UK or any person acting in concert with the Company or CEMEX UK of any of the ordinary shares of RMC Group PLC) except to the extent such Losses or claims result from such Indemnified Person’s negligence or misconduct or a breach of any Finance Document by an Indemnified Person provided that:

(i)	the Indemnified Party shall as soon as reasonably practicable inform the CEMEX Parent of any circumstances of which it is aware and which would be reasonably likely to give rise to any such investigation, litigation or proceeding (whether or not an investigation, litigation or proceeding has occurred or been threatened);

(ii)	the Indemnified Party will, where reasonable and practicable, and taking into account the provisions of this Agreement, give CEMEX Parent an opportunity to consult with it with respect to the conduct or settlement of any such investigation, litigation or proceeding;

(iii)	an Indemnified Party will provide the Company on request (and, to the extent practicable without any waiver of legal professional privilege or breach of confidentiality obligation) with copies of material correspondence in relation to the Losses and allow the Company to attend all material meetings in relation to the Losses, receive copies of material legal advice obtained by the Indemnified Party in relation to the Losses;

(iv)	the Company will keep strictly confidential all information received by it in connection with the Losses and will not disclose any information to any third party without the prior written consent of the Indemnified Party;

(v)	no Obligor shall be liable for any settlement of the Losses unless the Company has consented to that settlement; and

(vi)	no Indemnified Party shall be required to comply with paragraphs (i) or (ii) or (iii) nor shall paragraph (v) apply unless the Indemnified Party is and continues to be indemnified on a current basis for its costs and expenses.

Any third party referred to in this paragraph (b) may rely on this Clause 16.2 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

The Company shall (or shall procure that another Obligor will) promptly indemnify the Agent against any cost, loss or liability directly related to this Agreement incurred by the Agent (acting reasonably and otherwise than by reason of the Agent’s gross negligence or wilful misconduct) as a result of:

(a)	investigating any event which it reasonably believes (acting prudently and, if possible, following consultation with the Company) is a Default; or

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(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise after the date of this Agreement and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality of a Lender), Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall (or shall procure that another Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company shall pay the Agent and the Arranger the amount of all transaction costs and expenses as set out in the Costs and Expenses Letter.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent, the Arranger and each Lender for the amount of all costs and expenses (including legal fees, but in this case, only the legal fees of one law firm in each relevant jurisdiction acting on behalf of all the Lenders) reasonably incurred by such parties in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by each Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by any Borrower or any discharge given by a Finance Party (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Borrower or other person;

(b)	the release of any Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from a Guarantor under this Clause 19. This waiver applies irrespective of any law or regulation or any provision of a Finance Document to the contrary.

Each Guarantor also waives any right to be sued jointly with other Guarantors and to share liability resulting from any claim against it.

19.6	Appropriations

Until all amounts which may be or become payable by a Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from a Guarantor or on account of such Guarantor’s liability under this Clause 19,

provided that the operation of this Clause 19.6 shall not be deemed to create any Security.

19.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by a Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by a Borrower;

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(b)	to claim any contribution from any other guarantor of any Borrower’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

19.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8

REPRESENTATION, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

20.1	Status

(a)	It is a corporation, duly organised and validly existing under the laws and regulations of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any reservations which are specifically referred to in any Legal Opinion, legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation subject to any reservations which are specifically referred to in any legal opinion.

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(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, subject to any reservations which are specifically referred to in any Legal Opinion.

20.7	Deduction of Tax

It is not required under the laws and regulations of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Qualifying Lender.

20.8	No filing or stamp taxes

Under the laws and regulations of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.9	No default

(a)	No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

20.10	No misleading information

(a)	Any factual information provided by the Company for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared in good faith on the basis of recent historical information and on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s best estimate of its future performance.

(c)	So far as the Company is aware, after reasonable enquiry, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)	All material written information (other than the Information Memorandum) supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

20.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied and are complete and accurate in all material respects.

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(b)	Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

(c)	For the purposes of any repetition of the representation contained in paragraphs (a) and (b) of this Clause 20.11 (pursuant to Clause 20.20 (Times on which representations are made)) the representations will be made in respect of the latest consolidated financial statements of each Obligor instead of the Original Financial Statements.

20.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally.

20.13	No proceedings pending or threatened

Except as disclosed in Schedule 14 (Proceedings Pending or Threatened), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are likely to be adversely determined and which, if so determined, would be reasonably likely to have a Material Adverse Effect or purports to affect the legality, validity or enforceability of any of the obligations under the Finance Documents have been started or threatened against any Obligor or any Material Subsidiary.

20.14	No winding-up

No legal proceedings or other procedures or steps have been taken or, to the Company’s knowledge after reasonable enquiry, are being threatened, in relation to the winding-up, dissolution, administration or reorganisation of any Obligor or Material Subsidiary (other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor).

20.15	Material Adverse Change

There has been no material adverse change in the Company’s business, condition (financial or otherwise), operations, performance or assets taken as a whole (or the business, consolidated condition (financial or otherwise) operations, performance or the assets generally of the Group taken as a whole) since its Original Financial Statements.

20.16	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.17	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.

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20.18	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

20.19	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

20.20	Times on which representations are made

(a)	All the representations and warranties in this Clause 20 are made to each Finance Party on the date of this Agreement except for the representations and warranties set out in Clause 20.10 (No misleading information) which are deemed to be made by each Obligor on the date that the Information Memorandum was approved by CEMEX UK and on the date the Facilities were primarily syndicated (and for this purpose, the Information Memorandum referred to therein shall be the Information Memorandum as updated in accordance with the principles agreed between the Arranger and CEMEX UK).

(b)	The Repeating Representations are deemed to be made by each Obligor to each Finance Party on the date of each Utilisation Request and on the first day of each Interest Period.

(c)	The Repeating Representations and each of the representations and warranties set out in Clause 20.5 (Validity and admissibility in evidence), Clause 20.6 (Governing law and enforcement), Clause 20.9 (No default) and paragraph (b) of Clause 20.10 (No misleading information) (in respect only of information given by it) are deemed to be made by each Additional Guarantor to each Finance Party on the day on which it becomes an Additional Guarantor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Company shall supply to the Agent:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of such Obligor’s respective financial years:

(i)	the Company’s audited consolidated and unconsolidated financial statements for that financial year; and

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(ii)	each Guarantor’s respective audited consolidated (to the extent available) and unconsolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, its unaudited consolidated financial statements for that period.

21.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 21.1 (Financial statements) above, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by an Authorised Signatory of the Company and, if required to be delivered with the consolidated financial statements delivered pursuant to paragraph (a)(i) of Clause 21.1 (Financial statements), the Company shall provide to the Agent, by no later than 180 days after the end of the relevant financial year, a letter from the Company’s auditors or any other internationally recognised accounting firm that is approved by the Agent confirming that the numbers used in the Compliance Certificate calculations have been correctly extracted from the consolidated financial statements of the Company.

21.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 21.1 (Financial statements) shall be certified by an Authorised Signatory of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company will prepare its audited and consolidated financial statements for Financial Periods ending on or after 31 December 2008 in accordance with the New Spanish GAAP (notwithstanding that the Original Financial Statements were prepared on the basis of other accounting practices) and (without prejudice to the requirements relating to the signature of a Compliance Certificate contained in paragraph (b) of Clause 21.2 (Compliance Certificate)):

(i)	in respect of the Financial Period ending 31 December 2008, the Company shall, in order to test compliance with the financial covenants in Clause 22 (Financial Covenants):

(A)	prepare, in relation to the relevant components which are used in the definitions contained in Clause 22.1 (Financial definitions) for the relevant Financial Period, a reconciliation of those components with the corresponding components that were prepared in accordance with GAAP and accounting practices applicable for the Financial Period ending 31 December 2007;

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(B)	request an Affiliate of its auditors to concur with the procedure adopted for the above reconciliation; and

(C)	request the auditors to provide a negative assurance on the figures on which the reconciliation has been based being, for these purposes, a confirmation that those figures have been extracted from the consolidated financial statements of from the accounting records of the Company; and

(ii)	subject to paragraph (d) below, in respect of any Financial Periods beginning on or after 1 January 2009, the Company shall, in order to test compliance with the financial covenants in Clause 22 (Financial Covenants):

(A)	prepare, in relation to the relevant components which are used in the definitions contained in Clause 22.1 (Financial definitions) for the relevant Financial Period, a reconciliation of those components with the corresponding components that were prepared in accordance with GAAP and accounting practices applicable for the period ending 31 December 2007; and

(B)	have an international finance director of the Company or CEMEX Parent deliver to the Agent a description of necessary changes and reasonably sufficient information to enable the Lenders to determine whether the financial covenants in Clause 22 (Financial Covenants) have been complied with, and the Company will then use the relevant components in paragraphs (b)(i)(A) or (b)(ii)(A) above (as the case may be), for the calculations of EBITDA, Adjusted EBITDA, Net Borrowings and Finance Charges to test the financial covenant ratios contained in Clause 22.2 (Financial condition) and the calculation of Subsidiary Financial Indebtedness under Clause 23.15 (Subsidiary Financial Indebtedness incurrence).

(c)	The Company shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared on the basis set out in paragraph (b) above unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and, unless amendments are agreed in accordance with paragraph (d) of this Clause 21.3, its auditors or any other internationally recognised accounting firm that is approved by the Agent (or, if appropriate, the auditors of the Obligor or any other internationally recognised accounting firm in respect of the Obligor that is approved by the Agent) or, in the case of any financial statements referring to a period after 31 December 2008, an international finance director of the Company or CEMEX Parent (or, if appropriate, an international finance director, vice president or treasurer of the relevant Obligor or CEMEX Parent) deliver to the Agent:

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(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

(d)	If the Company adopts International Accounting Standards or, unless the procedure in paragraph (c) above is utilised, there are changes to GAAP, or the accounting practices or reference periods, or, in respect of any Financial Periods beginning on or after 1 January 2009, the Company and the Agent shall, at the Company’s request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 22 (Financial Covenants) and the ratios used to calculate the Margin and, in each case, the definitions used therein as may be necessary to ensure that the criteria for evaluating the Group’s financial condition grant to the Lenders protection equivalent to that which would have been enjoyed by them had the Company not adopted International Accounting Standards or had there not been a change in GAAP, or the accounting practices or reference periods (subject to compliance with paragraph (b) above). Any amendments agreed will take effect on the date agreed between the Agent and the Company subject to the consent of the Majority Lenders. If no such agreement is reached within 90 days of the Company’s request, the Company will remain subject to the obligation to deliver the information specified in paragraph (b) of this Clause 21.3 and the financial covenants in Clause 22 (Financial covenants) and the financial ratios to calculate the Margin shall be based on the information delivered.

21.4	Information: miscellaneous

The Company shall supply to the Agent:

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, or which, to the Company’s knowledge after reasonable enquiry, are being threatened or are pending and are likely to be adversely determined against any member of the Group which, in the reasonable opinion of the Company, are not spurious or vexatious, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, assets and business of any Obligor or member of the Group as the Agent (or any Lender through the Agent) may reasonably request (including, but not limited to, information on Ratings, if such credit rating has not been publicly announced) other than any information the disclosure of which would result in a breach of any applicable law or regulation or confidentiality agreement entered into in good faith provided that the Company shall use reasonable efforts to be released from any such confidentiality agreement; and

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(d)	promptly upon becoming aware of them, the details of any Environmental Claim which is current, threatened or pending against any member of the Group which is referred to in Clause 23.12 (Environmental claims) which are not spurious or vexatious, which are likely to be adversely determined against any member of the Group and which could reasonably be expected, if adversely determined, to have a Material Adverse Effect;

21.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by an Authorised Signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6	“Know your client” checks

(a)	Each Obligor shall promptly upon the request of the Agent or any Lender and each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is required by law to carry out in relation to the transactions contemplated in the Finance Documents. For the avoidance of doubt, a Lender will have no obligation towards the Agent to evidence that it has complied with any “know your client” or similar checks in relation to the Obligors.

(b)	The Company shall, by not less than five Business Days’ written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

(c)	Following the giving of any notice pursuant to paragraph (b) above, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is required by law to carry out in relation to the accession of such Additional Obligor to this Agreement.

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21.7	Notarisations

Each Obligor shall notify the Agent of any Notarisations referred to in paragraph (a)(iv) of Clause 23.5 (Notarisation) promptly upon such Notarisations taking place.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Clause 22:

“Adjusted EBITDA” means, for any Relevant Period, the sum of (a) EBITDA and (b) with respect to any business acquired during such period, the sum of (i) the operating income and (ii) depreciation and amortization expense for such business, as determined in accordance with GAAP for such Relevant Period (the “Acquired Business Amount”), provided that the Company need only make the adjustments contemplated by “(b)” above if the operating income and depreciation and amortization expense of the acquired business in the 12 Months prior to its acquisition amount to US$10,000,000 or more.

“CEMEX Capital Contributions” means (i) contributions in cash or Contributions in Kind to the capital of the Company or any Subsidiary of the Company or (ii) amounts made available to the Company or any Subsidiary of the Company in a form which satisfies the Spanish law requirements of préstamos participativos or which fall within the definition of Subordinated Debt. Any such contributions in cash or Contributions in Kind or amounts made available as préstamos participativos or Subordinated Debt are to be made by CEMEX Parent or any of its Subsidiaries which are not at the time of such contribution or the making available of such amounts a wholly-owned Subsidiary of the Company or a Subsidiary of the Company.

“Contributions in Kind” means a contribution that constitutes delivery of shares of any directly or indirectly owned Subsidiary of CEMEX Parent which at the time immediately prior to the contribution (i) is not a wholly-owned Subsidiary of the Company or (ii) is not a Subsidiary of the Company, provided that:

(a)	in each case in relation to such Subsidiary:

(i)	substantially all of its assets are in the form of cash or cash equivalents;

(ii)	it has no Financial Indebtedness in place; and

(iii)	after the making of any such contribution in kind, the Company has the ability to control directly or indirectly the affairs of such Subsidiary; and

(b)	such Contributions in Kind shall be limited to the amount of any cash or cash equivalents transferred directly or indirectly as part of that contribution.

“EBITDA” means for the Relevant Period immediately preceding the date on which it is to be calculated, operating profit plus annual depreciation for fixed assets plus annual amortisation of intangible assets plus annual amortisation of start-up costs of the Group plus dividends received from non-consolidated companies and from companies consolidated by the equity method plus an amount equal to the amount of CEMEX Capital Contributions made during such period immediately preceding the date on which it is to be calculated (up to an amount equal to the amount of Royalty Expenses made in

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such period) plus the income recorded during such period for the use of CO2 Emission Rights (to the extent not already included in the calculation of operating profit). Such calculation shall be made in accordance with GAAP.

“Finance Charges” means for any Relevant Period, the sum (without duplication) of (a) all interest expense in respect of Financial Indebtedness (including imputed interest on Capital Leases) for such period plus (b) all debt discount and expense (including, without limitation, expenses relating to the issuance of instruments representing Financial Indebtedness) amortized during such period plus (c) amortization of discounts on sales of receivables during such period plus (d) all factoring charges for such period plus (e) all guarantee charges for such period, all determined on a consolidated basis in accordance with GAAP.

“Guarantees” means any guarantee or indemnity of Financial Indebtedness of another person (in the case of the latter for any specified amount or otherwise in the amount specified in or for which provision has been made in the accounts of the indemnifier) in any form made other than in the ordinary course of business of the guarantor.

“Intellectual Property Rights” means all copyrights (including rights in computer software), trade marks, service marks, business names, patents, rights in inventions, registered designs, design rights, database rights and similar rights, rights in trade secrets or other confidential information and any other intellectual property rights and any interests (including by way of license) in any of the foregoing (in each case whether registered or not and including all applications for the same) which may subsist in any given jurisdiction.

“Net Borrowings” means, at any time, the remainder of (a) Total Borrowings at such time less (b) the aggregate amount of the following items held by the Company and its Subsidiaries at such time: cash on hand, marketable securities, investments in money market funds, banker’s acceptances, short-term deposits and other liquid investments.

“Relevant Period” means each period of twelve Months ending on the last day of the first half of the Company’s financial year and each period of twelve Months ending on the last day of the Company’s financial year.

“Rolling Basis” means the calculation of a ratio or an amount made at the end of a financial half year in respect of that financial half year and the one immediately preceding 6 month period.

“Royalty Expenses” means expenses incurred by the Company or any of its Subsidiaries to CEMEX Parent or any of its Subsidiaries not being a Subsidiary of the Company as (a) consideration for the granting to the Company or any Subsidiary of a licence to use, exploit and enjoy Intellectual Property Rights and any other intangible assets such as, but not limited to, know-how, formulae, process technology and other forms of intellectual and industrial property, whether or not registered, held by CEMEX Parent or any of its Subsidiaries not being a Subsidiary of the Company; or (b) fees, commissions or other amounts accrued in respect of any management contract, services contract, overhead expenses allocation arrangement or any other similar transaction; provided that in paragraphs (a) and (b) such amounts shall have been taken into consideration in the calculation of operating profit under Spanish GAAP.

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“Subordinated Debt” means debt granted by CEMEX Parent (a company registered in Mexico) or any of its Subsidiaries not being a member of the Group to the Company or any of its Subsidiaries on terms such that no payments of principal may be made thereunder (including but not limited to following any winding up, concurso de acreedores or other like event of the Company) unless either:

(i)	the Agent has confirmed in writing that all amounts outstanding hereunder have been paid in full; or

(ii)	the ratio of Net Borrowings to Adjusted EBITDA (calculated in accordance with Clause 22.3 (Financial testing)) prior to such repayment is equal to or lower than 2.7:1 and will remain equal to or lower than 2.7:1 after such repayment and no Event of Default under this Agreement has occurred and is continuing or will occur as a result of the repayment of such debt.

“Total Borrowings” means without duplication, in respect of any person all Guarantees granted by such person plus all such person’s Financial Indebtedness, but excluding (i) any Guarantee or Financial Indebtedness which, notwithstanding falling within the definition of Guarantee or Financial Indebtedness, is not required to be recorded as a liability by that person on its balance sheet (whether consolidated or otherwise) in accordance with generally accepted accounting principles applicable to that person which are in effect as at the time that such Guarantee or Financial Indebtedness is entered into, issued or incurred, (ii) any Subordinated Debt and (iii) any amounts which are made available in a form which satisfies the Spanish law requirements of préstamos participativos.

22.2	Financial condition

The Company shall ensure that in respect of any Relevant Period:

(a)	ending on or after 30 June 2008, the ratio of Net Borrowings to Adjusted EBITDA calculated on a Rolling Basis shall not exceed A:1 as at that date, where A has the value set out in the table below opposite the date on which that Relevant Period ends;

Date on which Relevant Period ends	Ratio
31 December 2008	4.50
30 June 2009	4.50
31 December 2009	4.50
30 June 2010	4.25
31 December 2010	3.75
30 June 2011	3.75
31 December 2011	3.50
30 June 2012	3.50

(b)	the ratio of EBITDA to Finance Charges calculated on a Rolling Basis shall be greater than or equal to 3:1.

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22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be tested semi-annually by reference to each of the Company’s consolidated financial statements delivered pursuant to and/or each Compliance Certificate delivered with respect to any such consolidated financial statements pursuant to Clause 21.1 (Financial statements) and Clause 21.2 (Compliance Certificate).

22.4	Accounting terms

All accounting expressions which are not otherwise defined herein shall have the meaning ascribed thereto in GAAP.

22.5	Correction of FX distortion

(a)	As a result of the market volatility and the depreciation of the Euro against the US Dollar, the Company will, for each Relevant Period ending on or after 31 December 2008 (subject to the proviso below), recalculate any portion of the EBITDA and, if applicable, the Acquired Business Amount, for a particular Relevant Period which is (in each case) denominated in US Dollars, by converting each Month’s EBITDA amount and, if applicable, Acquired Business Amount, denominated in US Dollars into Euro by applying the Ending Exchange Rate applicable to that Relevant Period for the conversion of US Dollars into Euro, provided that the Majority Lenders shall have the option, in respect of any Relevant Period ending after 31 December 2009 (but not any Relevant Period ending before that date) to decide that the currency volatility recalculations set out in this paragraph (a) are no longer to apply and, if they so decide, the Agent (acting on the instructions of the Majority Lenders) shall notify the Company in writing and from the date of such notice, the currency volatility recalculations set out in this Clause 22.5 shall no longer apply.

(b)	The “Ending Exchange Rate” means, in respect of a Relevant Period, the exchange rate at the end of that Relevant Period used to calculate any portion of Financial Indebtedness from US Dollars into Euro for the purposes of the calculations of the financial covenants contained in this Clause 22.

(c)	For the avoidance of doubt, that portion of each Month’s EBITDA and, if applicable, Acquired Business Amount (of the twelve month period) in Euros which has been converted from US Dollars shall be divided by the exchange rate (the exchange rate from US Dollars to Euro) which has been used by the Company in determining that Month’s EBITDA and, if applicable, Acquired Business Amount, and then multiplied by the Ending Exchange Rate. The resulting recalculated EBITDA and, if applicable, Acquired Business Amount, will be the sum of each Month’s recalculated EBITDA and, if applicable, Acquired Business Amount, during the Relevant Period and will be used for the purposes of the testing of the financial covenants in this Clause 22.

22.6	Conversion or Replacement of Préstamos Participativos

The Company or any of its Subsidiaries may convert or replace préstamos participativos into or with (as the case may be) Subordinated Debt or shares issued by the Company or any of its Subsidiaries.

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23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Preservation of corporate existence

Subject to Clause 23.8 (Merger), each Obligor shall (and the Company shall ensure that each of its Material Subsidiaries will), preserve and maintain its corporate existence and rights.

23.3	Preservation of properties

Each Obligor shall (and the Company shall ensure that each of its Material Subsidiaries will) maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

23.4	Compliance with laws and regulations

(a)	Each Obligor shall (and shall procure that each of its Subsidiaries will) comply in all respects with all laws and regulations to which it may be subject, if failure to so comply would be likely to have a Material Adverse Effect.

(b)	The Company shall (and shall procure that each of its Subsidiaries will) ensure that the levels of contribution to pension schemes are and continue to be sufficient to comply with all its and their material obligations under such schemes and generally under applicable laws (including ERISA) and regulations, except where failure to make such contributions would not reasonably be expected to have a Material Adverse Effect.

23.5	Notarisation

(a)	Subject to paragraph (b) of this Clause 23.5, the Company shall not (and shall procure that none of its Subsidiaries will) permit any of its unsecured indebtedness to be notarised as a Spanish Public Document (any such notarisation, a “Notarisation”), other than the following permitted Notarisations (“Permitted Notarisations”):

(i)

any Permitted Notarisations listed in Schedule 11 (Existing Notarisations) and any amendments or modifications thereof, provided that any such amendment or modification shall not result in the increase of the principal

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amount of the relevant indebtedness nor the extension of the maturity thereof nor, for the avoidance of doubt, relate to any refinancing of the relevant indebtedness;

(ii)	Notarisations which are required by applicable law or regulation or which arise by operation of law other than pursuant to any issue of debt securities in accordance with Article 285 of the Spanish Corporations Law (Ley de Sociedades Anónimas);

(iii)	Notarisations with the prior written consent of the Majority Lenders;

(iv)	any Notarisations securing indebtedness the principal amount of which (when aggregated with the principal amount of any other Notarisations other than any Permitted Notarisations under paragraphs (i) or (iii) above) do not exceed US$100,000,000 (or its equivalent in another currency or currencies); and

(v)	any Notarisations relating to indebtedness in respect of any sale and purchase agreement customarily registered in a public register in Spain and payment of which indebtedness is made within seven days of the date of such agreement.

(b)	Paragraph (a) of this Clause 23.5 shall not apply if the Company, concurrently with any such Notarisation (not being a Permitted Notarisation) referred to in paragraph (a) of this Clause 23.5 and at its own cost and expense, causes this Agreement to be the subject of a Notarisation.

23.6	Negative pledge

The Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Security on or with respect to any of its property or assets or those of any Subsidiary, whether now owned or held or hereafter acquired, other than the following Security (“Permitted Security”):

(a)	Security for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(b)	statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialment incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(c)	liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

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(d)	any judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(e)	Security existing on the date of this Agreement as described in Schedule 10 (Existing Security) provided that the principal amount secured thereby is not increased;

(f)	any Security on property acquired by the Company or any of its Subsidiaries after the date of this Agreement that was existing on the date of acquisition of such property provided that such Security was not incurred in anticipation of such acquisition; and any Security created to secure all or any payment of the purchase price, or to secure indebtedness incurred or assumed to pay all or any part of the purchase price, of property acquired by the Company or any of its Subsidiaries after the date of this Agreement provided, further, that (i) any such Security permitted pursuant to this paragraph (f) shall be confined solely to the item or items of property so acquired (including, in the case of any acquisition of a corporation through the acquisition of 51% or more of the voting stock of such corporation, the stock and assets of any acquired Subsidiary or acquiring Subsidiary by which the acquired Subsidiary will be directly or indirectly controlled) and, if required by the terms of the instrument originally creating such Security, other property which is an improvement to, or is acquired for specific use with, such acquired property; (ii) if applicable, any such Security shall be created within nine Months after, in the case of property, its acquisition, or, in the case of improvements, their Completion; and (iii) no such Security shall be made in respect of any indebtedness in relation to repayment of which recourse may be had to any member of the Group (in the form of Security) other than in relation to the item or items as referred to in (i) above;

(g)	any Security renewing, extending or refinancing the indebtedness to which any Security permitted by paragraph (f) above relates; provided that the principal amount of indebtedness secured by such Security immediately prior thereto is not increased and such Security is not extended to other property;

(h)	any Security created on shares representing no more than a Stake in the capital stock of any of the Company’s Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose corporation (including any entity with legal personality) of which such shares constitute the sole assets provided that the proceeds from the deposit or transfer of such shares into such trust, corporation or entity and from any transfer of or distributions in respect of the Company’s or any Subsidiary’s interest in such trust, corporation or entity are applied as provided under Clause 23.7 (Disposal Proceeds) and provided further that such Security may not secure Financial Indebtedness of the Company or any Subsidiary unless otherwise permitted under this Clause 23.6 and that the economic and voting rights in such capital stock is maintained by the Company in its Subsidiaries;

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(i)	any Security permitted by the Agent, acting on the instructions of the Majority Lenders;

(j)	any securitisation of receivables notwithstanding that it is made at discount from the amount due on such receivables and provided that it is made on a non recourse basis or that recourse is directly or indirectly limited to collection of the receivables plus related interest and financial and collection costs and expenses; and

(k)	in addition to the Security permitted by the foregoing paragraphs (a) to (k), Security securing indebtedness of the Company and its Subsidiaries (taken as a whole) not in excess of an amount equal to 5% of the Adjusted Consolidated Net Tangible Assets of the Group, as determined in accordance with GAAP, unless, in each case, the Obligors have made or caused to be made effective provision whereby the obligations hereunder are secured equally and rateably with, or prior to, the indebtedness secured by such Security (other than Permitted Security) for so long as such indebtedness is so secured.

For the purposes of paragraph (l) of this Clause 23.6, “Adjusted Consolidated Net Tangible Assets” means, with respect to any person, the total assets of such person and its Subsidiaries (less applicable depreciation, amortisation and other valuation reserves), including any write-ups or restatements required under GAAP (other than with respect to items referred to in (ii) below), minus (i) all current liabilities of such person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licences, concessions, patents, un-amortised debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with GAAP.

23.7	Disposal Proceeds

(a)	The Company shall use any amounts of Disposal Proceeds and Permitted Securitisation Proceeds (together, “Relevant Disposal Proceeds”) to:

(i)	repay or prepay the Facilities in accordance with Clause 7 (Repayment) or Clause 9.4 (Voluntary prepayment of Loans) respectively or otherwise pursuant to the terms of this Agreement;

(ii)	repay or prepay any Financial Indebtedness of the CEMEX Group (including any scheduled amortisation payments) where the tenor of such Financial Indebtedness is less than one year from the date of such repayment or prepayment, save unless a member of the CEMEX Group is required to prepay or repay any indebtedness with such proceeds (in which case they shall be so used and this tenor requirement shall not apply);

(iii)	if, having used its reasonable endeavours to procure an amendment to any capital markets’ indebtedness of the Group outstanding on the Effective Date to reflect the terms of the financial covenants contained in Clause 22 (Financial covenants), it has been unable to do so and is therefore required to prepay such indebtedness, make such prepayment; or

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(iv)	if, during any financial year of the Company in which Relevant Disposal Proceeds are received, the Company determines that it will require funds during that financial year to meet its obligations falling due in the ordinary course of its business (after taking into account any cash available to the Group or to be received by the Group during such period and not required to meet any specific obligations during such period) retain such Relevant Disposal Proceeds and apply them towards such obligations, provided that:

(A)	the maximum amount of Relevant Disposal Proceeds that may be retained in this way in any financial year of the Company, when aggregated with all Relevant Disposal Proceeds retained in this way in such financial year shall not exceed the lower of (1) US$200 million (or its equivalent in other currencies) and (2) 20 per cent. of the aggregate Relevant Disposal Proceeds which have been received by the Company or any member of the Group in that financial year of the Company; and

(B)	if any Relevant Disposal Proceeds are retained in this way and not in fact used to meet obligations falling due in the ordinary course of its business referred to above in the financial year of the Company in which such Relevant Disposal Proceeds are received, the amount which has not been so applied shall be applied promptly by the Company for one or more of the purposes set out in sub-paragraphs (i) to (iii) (inclusive) above, and further provided that the Company shall notify the Agent of any amounts which it intends to retain from Relevant Disposal Proceeds pursuant to this paragraph (iv) promptly after receipt of the same.

(b)	In this Clause 23.7:

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset or shares in any Subsidiary or other company whose principal purpose or one of whose principal purposes is the ownership of assets which are to be the subject of a Disposal (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the cash consideration received after the date of the Fifth Amendment Agreement by any member of Group (including any amount receivable in repayment of intercompany debt) for any Disposal (except in respect of any Excluded Disposal Proceeds) after deducting:

(i)	any expenses which are incurred by the disposing party of such assets with respect to that disposing party of such assets with respect to that Disposal owing to persons who are not members of the relevant Group; and

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(ii)	any Tax incurred and required to be paid by the disposing party in connection with that Disposal (as reasonably determined by the disposal party on the basis of rates existing at the time of the disposal and taking account of any available credit, deduction or allowance).

“Excluded Disposal Proceeds” means the proceeds of any Disposal of:

(i)	inventory or trade receivables;

(ii)	assets which are redundant or no longer required with respect to the business of the disposing entity;

(iii)	assets in the ordinary cause of trading of the disposing entity;

(iv)	assets which are located in Hungary or Austria, or which are owned or operated by members of the Group which are incorporated and/or have their place of business in Hungary or Austria;

(v)	assets pursuant to a Permitted Securitisation programme existing as at the date of the Fifth Amendment Agreement (or any rollover or extension of such a Permitted Securitisation);

(vi)	any asset from any member of the Group to another member of the Group on arm’s length terms and for fair market or book value;

(vii)	assets in exchange for other assets comparable or superior as to value and relating to the business of the Group, or any similar arrangement, including Disposals of assets in exchange for consideration comprising a combination of other assets and cash (but provided that the amount of any partial cash consideration so received shall not be Excluded Disposal Proceeds);

(viii)	assets leased or licensed to any director, officer or employee of any member of the Group in connection with and as part of the ordinary course of the service or employment arrangements of the Group; and

(ix)	marketable securities (being securities (whether equity, debt or other securities) which are listed on a stock exchange or for which a trading market exists (whether on market or over the counter) and which are short term investments held as current assets and excluding shares in Subsidiaries of the Company.

“Permitted Securitisation Proceeds” means the cash consideration received by any member of the Group (including any amount received in repayment of intercompany debt) in each case after the date of the Fifth Amendment Agreement from any Permitted Securitisation (other than a Permitted Securitisation under a programme which exists on the date of the Fifth Amendment Agreement or any rollover or extension of such a Permitted Securitisation or a Permitted Securitisation between members of the Group) after deducting:

(i)	any expenses which are incurred by the relevant member(s) of the Group with respect to that Permitted Securitisation owing to persons who are not members of the Group; and

Amendment & Restatement

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(ii)	any Tax incurred and required to be paid by the relevant member(s) of the Group with respect to that Permitted Securitisation (as reasonably determined by the relevant member(s) of the Group on the basis of rates existing at the time and taking account of any available credit, deduction or allowance).

23.8	Merger

(a)	Subject to paragraphs (b) and (c) of this Clause 23.8, unless it has obtained the prior written approval of the Majority Lenders, no Obligor shall (and the Company shall ensure that none of its Subsidiaries will) enter into any amalgamation, demerger, merger or other corporate reconstruction (a “Reconstruction”), other than (i) a Reconstruction relating only to the Company’s Subsidiaries inter se; (ii) a Reconstruction between the Company and any of its Subsidiaries; or (iii) a solvent reorganisation or liquidation of any of the Subsidiaries not being Obligors, provided that in any case no Default shall have occurred and be continuing at the time of such transaction or would result therefrom and provided further that (a) none of the Security (if any) granted to the Lenders nor the guarantees granted by the Guarantors hereunder is or are adversely affected as a result, and (b) the resulting entity, if it is not an Obligor, assumes the obligations of the Obligor the subject of the merger.

(b)	Subject to paragraph (c) of this Clause 23.8, the Obligors may merge with any other person if the book value of such person’s assets prior to the merger does not exceed 3 per cent. of the book value of the Group’s assets taken as a whole considered on a consolidated basis.

(c)	In paragraphs (a) and (b) of this Clause 23.8, the then existing Ratings of the Company shall not be downgraded whether at the time of, or within 3 Months of, the date of announcement of a Reconstruction, directly as a result of any merger involving the Company, and the resulting entity, if it is not an Obligor, shall assume the obligations of the Obligor the subject of the merger.

23.9	Change of business

(a)	None of the Obligors shall make a substantial change to the general nature of its business from that carried on at the date of this Agreement and there shall be no cessation of business in relation to any of the Obligors (save (except in the case of the Company which shall in no event cease or substantially change its business) unless another Obligor continues to operate any such business).

(b)	The Company shall procure that no substantial change is made to the general nature of the business of any of its Material Subsidiaries (other than a Guarantor) from that carried on at the date of this Agreement and that there shall be no cessation of such business.

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23.10	Insurance

The Obligors shall (and the Company shall ensure that each of its Material Subsidiaries (other than the Obligors) will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where such insurance is available on reasonable commercial terms.

23.11	Environmental Compliance

The Company shall (and the Company shall ensure that each of its Subsidiaries will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

23.12	Environmental Claims

The Company shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Company’s knowledge and belief) is threatened against any member of the Group which is likely to be determined adversely to the member of the Group; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

23.13	Transactions with Affiliates

Each Obligor shall (and the Company shall ensure that its Subsidiaries will) ensure that any transactions with respective Affiliates are on terms that are fair and reasonable and no less favourable to such Obligor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a person not an Affiliate.

23.14	Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally from time to time.

23.15	Subsidiary Financial Indebtedness incurrence

If, at any time, the aggregate outstanding principal amount of Subsidiary Financial Indebtedness exceeds 15% of the Consolidated Total Assets of the Company and its Subsidiaries, then for so long as such remains the case, no Subsidiary of the Company (except Subsidiaries described in paragraph (f) of the definition of “Subsidiary Financial Indebtedness” below) may, directly or indirectly, create, incur, assume or otherwise become liable with respect to any other Financial Indebtedness.

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“Subsidiary Financial Indebtedness” means Financial Indebtedness of a Subsidiary of the Company other than:

(a)	Financial Indebtedness of a Subsidiary that is an Excluded Subsidiary Guarantor;

(b)	Financial Indebtedness of a Subsidiary as disclosed in Schedule 13 (Existing Financial Indebtedness) provided that:

(i)	the principal amount of such Financial Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to any extension, refunding or refinancing; and

(ii)	the aggregate amount of all Financial Indebtedness that has been extended, refunded or refinanced under this paragraph (b) shall not exceed $250,000,000 (or the equivalent thereof if denominated in another currency), for the avoidance of doubt, it is understood that:

(X)	if any such Financial Indebtedness is successively extended, refinanced or refunded, only the Financial Indebtedness outstanding after giving effect to all such successive extensions, refinancing and refundings shall be counted against the foregoing amount; and

(Y)	any Financial Indebtedness incurred in a currency other than dollars pursuant to this paragraph (b) shall continue to be permitted under this paragraph (b), notwithstanding any fluctuation in currency values, as long as the outstanding principal amount of such Financial Indebtedness (denominated in its original currency) does not exceed the maximum amount of such Financial Indebtedness (denominated in such currency) permitted to be outstanding on the date such Financial Indebtedness was incurred);

(c)	Financial Indebtedness of a Subsidiary owed to the Company or another Subsidiary;

(d)	Financial Indebtedness of a Subsidiary that is:

(i)	outstanding at the time such Subsidiary became a Subsidiary or;

(ii)	contractually required to be incurred by such Subsidiary at such time,

provided that such Financial Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and provided that there is no recourse to any member of the Group other than such Subsidiary following the date falling 60 days after such Subsidiary became a Subsidiary;

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Agreement (RMC)

(e)	any Financial Indebtedness extending the maturity of the Financial Indebtedness referred to in paragraph (d) above, or any refunding or refinancing of the same, provided that the principal amount of such Financial Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing;

(f)	Financial Indebtedness of a Subsidiary which:

(i)	has been formed for the purpose of, and whose primary activities are, the issuance or other incurrence of debt obligations to Persons other than Affiliates of the Company and the lending or other advance of the net proceeds of such debt obligations (whether directly or indirectly) to the Company or any Guarantor which is a Holding Company (as defined in Clause 26.3 (Additional Guarantors)); and

(ii)	has no significant assets other than promissory notes and other contract rights in respect of funds advanced to the Company or such Guarantors; and

(g)	Financial Indebtedness of a Subsidiary incurred pursuant to or in connection with any pooling agreements in place within a bank or financial institution, but only to the extent of offsetting credit balances of the Company or its Subsidiaries pursuant to such pooling arrangement.

For the purposes of this Clause 23.15 (Subsidiary Financial Indebtedness incurrence):

“Excluded Subsidiary Guarantor” means any of the Subsidiaries that are Guarantors (of all amounts owed under this Agreement on an unconditional and unrestricted basis) on the date of this Agreement; provided that any other Subsidiary that becomes a Guarantor (of all amounts owed under the Facilities Agreement on an unconditional and unrestricted basis) shall be treated as an Excluded Subsidiary Guarantor for the purposes of this Agreement if legal opinions and other evidence are delivered to the Agent sufficient to establish to the reasonable satisfaction of the Agent and its legal adviser that the obligations of such Guarantor under this Agreement ranks and will continue to rank at least pari passu with all other unsecured and unsubordinated Financial Indebtedness of such Guarantor, including in a bankruptcy or insolvency proceeding.

“Consolidated Total Assets” means, at any time, the total assets of the Company and its Subsidiaries, as determined in accordance with Spanish GAAP by reference to the most recent financial statements supplied by the Company pursuant to Clause 21.1 (Financial Statements), provided that such financial statements shall be adjusted to reflect the acquisition of any Subsidiary.

23.16	Payment restrictions affecting Subsidiaries

The Company shall not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement (other than any Finance Document) directly limiting the ability of any of its Subsidiaries to:

(a)	declare or pay dividends or other distributions in respect of its or their respective equity interests in a Subsidiary, except any agreement or arrangement

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Agreement (RMC)

(other than in relation to the Asia Fund as at the date hereof) entered into by a person prior to such person becoming a Subsidiary, in which case the Company shall use its reasonable endeavours to remove such limitations. If however, such limitations are reasonably likely to affect the ability of the Company to satisfy its payment obligations under this Agreement, the Company shall use its best endeavours to remove such limitations as soon as possible; or

(b)	repay or capitalise any intercompany indebtedness owed by any Subsidiary to any Obligor and, for the avoidance of doubt, subordination provisions shall not be considered a limitation for the purpose of this Clause 23.16.

23.17	Indebtedness of Guarantors

None of the Guarantors (other than the Company) shall incur or permit to exist any Financial Indebtedness other than:

(a)	Financial Indebtedness in respect of its taxes or costs, incurred pursuant to legal requirements;

(b)	Financial Indebtedness owed to another member of the Group;

(c)	Financial Indebtedness of another member of the Group guaranteed by a Guarantor;

(d)	Financial Indebtedness in relation to the Loan Notes; and

(e)	Financial Indebtedness not falling within paragraphs (a) to (d) above, in an aggregate amount not exceeding EUR3,000,000 (or the equivalent thereof in any other currency).

23.18	Notification of adverse change in Ratings

The Company shall promptly notify the Agent of any change in its Ratings or Outlook.

23.19	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, the Company shall not (and shall procure that none of its Subsidiaries will) incur any Financial Indebtedness in respect of any new loan facility (whether syndicated or bilateral) or any new issue of debt securities (“Relevant Financial Indebtedness”) after the date of the Fifth Amendment Agreement where such Relevant Financial Indebtedness is to be used to finance:

(i)	any acquisition (other than acquisitions in the ordinary course of trading);

(ii)	payment of any dividends or other distribution or payment to (directly or indirectly) the shareholders of CEMEX Parent (including any payment in connection with any redemption, repurchase, defeasance, retirement or repayment of the share capital of CEMEX Parent);

(iii)	Capital Expenditure incurred by CEMEX Parent or its Subsidiaries exceeding an aggregate amount of:

(A)	US$40,000,000 (or its equivalent in other currencies) for the financial year ending 31 December 2009;

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Agreement (RMC)

(B)	US$60,000,000 (or its equivalent in other currencies) for the financial year ending 31 December 2010; and

(C)	US$60,000,000 (or its equivalent in other currencies) for the financial year ending 31 December 2011,

(and for these purposes “Capital Expenditure” means Maintenance Capital Expenditure and Expansion Capital Expenditure taken together (where “Maintenance Capital Expenditure” means expenses or investments made for the maintenance or replacement of existing plant and equipment used for the business of CEMEX Parent or its Subsidiaries and “Expansion Capital Expenditure” means expenses or investments which is not Maintenance Capital Expenditure and is made for the expansion of any production or distribution facilities of CEMEX Parent or its Subsidiaries)) and provided that this Clause 23.19 (Financial Indebtedness) shall only apply if:

(i)	on the date of any incurrence of Relevant Financial Indebtedness and, for these purposes only, after giving effect thereto on a pro forma basis (as if such Relevant Financial Indebtedness had been incurred on the first day of the Relevant Period for which the ratio of Net Borrowings to Adjusted EBITDA has then been most recently tested pursuant to Clause 22.3 (Financial testing)), the ratio of Net Borrowings to Adjusted EBITDA is greater than or equal to 3.5 to 1.0; or

(ii)	an Event of Default has occurred and is continuing or would result from the incurrence of such Relevant Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Subordinated Debt or other amounts which are made available in a form which satisfies the Spanish law requirements of préstamos participativos;

(ii)	other Financial Indebtedness subordinated on terms satisfactory to the Majority Lenders which is used to repay or prepay CEMEX Capital Contributions or pay Royalty Expenses; or

(iii)	Financial Indebtedness owed to another member of the Group.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default.

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable

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unless such failure to pay is caused by an administrative error or technical difficulties within the banking system in relation to the transmission of funds and payment is made within three Business Days of its due date.

24.2	Financial Covenants

Any requirement of Clause 22 (Financial Covenants) is not satisfied.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 22 (Financial covenants)).

(b)	No Event of Default under paragraph (a) of this Clause 24.3 above will occur if the failure to comply is capable of remedy and is remedied within fifteen Business Days of the Agent giving written notice to the Company or the Company becoming aware of the failure to comply whichever is the earlier.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross acceleration

(a)	Any Financial Indebtedness of any Obligor or member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) of this Clause 24.5 above is less than $50,000,000 (or its equivalent in any other currency or currencies).

24.6	Insolvency

(a)	Any of the Obligors or Material Subsidiaries is unable or admits inability to pay its debts as they fall due or, by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any of the Obligors or Material Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors or Material Subsidiaries.

24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors or Material Subsidiaries other than a solvent liquidation or reorganisation of any of the Material Subsidiaries not being Obligors;

Amendment & Restatement

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(b)	a composition, assignment or arrangement with any class of creditor of any of the Obligors or Material Subsidiaries;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of any of the Material Subsidiaries not being Obligors), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of the Obligors or Material Subsidiaries or any of their assets;

or any analogous procedure or step is taken in any jurisdiction.

This paragraph shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

24.8	Expropriation and sequestration

Any expropriation or sequestration affects any asset or assets of any Obligor or any Material Subsidiary and has a Material Adverse Effect.

24.9	Creditors’ process and enforcement of Security

(a)	Any Security is enforced against any Obligor or any Material Subsidiary.

(b)	Any attachment, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary which is reasonably likely to cause a Material Adverse Effect.

(c)	No Event of Default under paragraphs (a) or (b) of this Clause 24.9 above will occur if:

(i)	the action is being contested in good faith by appropriate proceedings;

(ii)	the principal amount of the indebtedness secured by such Security or in respect of which such attachment, distress or execution is carried out represents less than $50,000,000 (or its equivalent in any other currency or currencies); and

(iii)	the enforcement proceedings, attachment, distress or execution is or are discharged within 60 days of commencement.

24.10	Failure to comply with judgment

Any Obligor or any Material Subsidiary fails to comply with or pay any sum due from it under any judgment or any order made or given by any court of competent jurisdiction save unless payment of any such sum is suspended pending an appeal.

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24.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents where non-performance is reasonably likely to cause a Material Adverse Effect.

24.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.13	Change of Control

If CEMEX Parent ceases to:

(a)	be entitled to (whether by way of ownership of shares (directly or indirectly), proxy, contract, agency or otherwise):

(i)	cast, or control the casting of, at least 51 per cent. of the maximum number of votes that might be cast at a general meeting of the Company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company;

(iii)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(b)	hold at least 51 per cent. of the common shares in the Company.

24.14	Material adverse change

Any material adverse change arises in the financial condition of the Group taken as a whole which the Majority Lenders reasonably determine would result in the failure by any Obligor to perform its payment obligations under any of the Finance Documents.

24.15	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, while such Event of Default is continuing and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

Amendment & Restatement

Agreement (RMC)

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights and benefits in respect of any Utilisation; or

(b)	transfer by novation any of its rights, benefits and obligations in respect of any Commitment or any Utilisation,

to another bank or financial institution or to a securitisation trust or fund or (subject to paragraph (a) of Clause 25.2 (Conditions of assignment or transfer)) other entity (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	The Borrower must be given prior notification of any assignment or transfer becoming effective under Clause 25.1 (Assignments and transfers by the Lenders) and the consent of the Company is required for an assignment or transfer to an entity which is not a bank or financial institution or a securitisation trust or fund.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	the satisfaction of the Agent with the results of all “know your client” or other checks relating to the identity of any person that it is required by law to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs),

Amendment & Restatement

Agreement (RMC)

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	In addition to the other assignment rights provided in this Clause 25, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to any trustee for the benefit of the holders of such Lender’s securities provided that no such assignment shall release the assigning Lender from any of its obligations under this Agreement.

25.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,000, except no such fee shall be payable in connection with an assignment or transfer to a New Lender upon primary syndication of the Facilities.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law or regulation are excluded.

(b)	Each New Lender confirms to the Existing Lender, and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

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(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and send a copy to the Company.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and the other Lenders, shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has received a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

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Agreement (RMC)

25.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate provided that the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.8	Interest

All interest accrued in the Interest Period in which a transfer is effective shall be paid to the Existing Lender.

25.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment of Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignment and Transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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26.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 21.6 (“Know your client” checks), the Company may request that any of its wholly owned Subsidiaries which is not a dormant Subsidiary becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary;

(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Letter;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II (Conditions precedent to be delivered by an Additional Obligor) of Schedule 2 in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions precedent to be delivered by an Additional Obligor) of Schedule 2.

26.3	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 21.6 (“Know your client” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.

(b)	The Company shall procure that in respect of each of its Subsidiaries which is or which is deemed to be a Material Subsidiary, such Subsidiary or the Holding Company of such Material Subsidiary (at the election of the Company) or such person respectively become an Additional Guarantor (unless such Subsidiary or such Material Subsidiary (in the case of (i) and (ii) respectively) is already a Guarantor) by:

(i)	the Company delivering to the Agent a duly-completed and executed Accession Letter; and

(ii)	the Agent receiving from the Company all of the documents and other evidence referred to in Part II (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2 in relation to that Additional Guarantor.

(c)	The Agent shall notify the Guarantors and the Lenders promptly upon being satisfied that it has received all the documents and other evidence listed in Part II (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2.

Amendment & Restatement

Agreement (RMC)

(d)	For the purposes of this Clause 26.3 only, a “Holding Company” means, in relation to a Material Subsidiary, any company or corporation in respect of which it is a Subsidiary and which is not in turn a Subsidiary of a Holding Company (as defined in Clause 1.1 (Definitions)).

26.4	Resignation of Guarantor

A Guarantor (a “Resigning Guarantor”) will cease to be a Guarantor if:

(a)	it makes a sale, lease, transfer or other disposal of all or substantially all (but not a part only) of its assets to another member of the Group which is or becomes a Guarantor in accordance with paragraph (a)(i) of Clause 26.3 (Additional Obligors); or

(b)	its Holding Company becomes a Guarantor; or

(c)	it notifies the Agent that it has no assets and provides the Agent with a certificate signed by a director of the Company confirming that it has no assets,

provided that:

(i)	such Resigning Guarantor also, if applicable, ceases concurrently to be a guarantor in respect of any other indebtedness of the Group or of any member of the Group;

(ii)	such Resigning Guarantor notifies the Agent of any sale, lease, transfer or other disposal in accordance with paragraph (a) of this Clause 26.4; and

(iii)	the Company may not resign as a Guarantor without the consent of all Lenders.

26.5	Removal of Guarantor

(a)	In the event that the Company delivers to the Agent a certificate (“Guarantor Removal Certificate”) signed by two authorised signatories of the Company confirming that (as at the date of the Guarantor Removal Certificate) a substantial part of the Net Borrowings of the Group:

(i)	is guaranteed only by the Company and/or any other guarantors which are not Guarantors (whether, for the avoidance of doubt, as a result of the repayment, redemption, maturity or cancellation of any Financial Indebtedness, or any agreement with any creditor of the Group or as a result of any other reason); and/or

(ii)

(A) is subject to provisions in any agreements or documents (including this Agreement) with any creditor of the Group (or any other party) relating to any Financial Indebtedness of the Group, which allow for the removal of all or any of the Guarantors as guarantors pursuant to such agreements or documents (other than the Company, such that the only remaining guarantors of such Financial Indebtedness would in each case be the Company and/or any other guarantors which are not Guarantors), and (B) the conditions (if any) to such removal pursuant to such

Amendment & Restatement

Agreement (RMC)

agreements or documents have been met by the relevant Guarantor, and (C) any or all of the Guarantors (other than the Company) has or have been removed (or will be so removed at a date which is not later than the date scheduled for removal of the relevant Guarantor pursuant to the relevant Guarantor Removal Certificate) as guarantors of the relevant Financial Indebtedness pursuant to such agreements or other documents, the obligations of the relevant Guarantor(s) (other than the Company) under the guarantee and indemnity contained in Clause 19 (Guarantee and Indemnity) shall terminate and such Guarantor(s) shall be deemed to be discharged in full, and shall cease to be Guarantor(s), effective as at the date indicated in the Guarantor Removal Certificate, which date shall not be earlier than 10 days of receipt by the Agent of the Guarantor Removal Certificate, provided always that any such termination and discharge pursuant to this Clause 26.5 would not result in a downgrading of the then current Rating of the Company assigned by S&P or Fitch Investors Service, Inc.

(b)	For the purposes of this Clause 26.5, a “substantial part” shall mean an aggregate amount equal to or greater than 85 per cent. of the aggregate value of the Net Borrowings of the Group.

The “Net Borrowings” of the Group referred to in this Clause shall be determined by reference to the most recent Compliance Certificate delivered to the Agent pursuant to Clause 21.2 (Compliance Certificate) at the date of the relevant Guarantor Removal Certificate.

(c)	For the avoidance of doubt, the Guarantor Removal Certificate shall also:

(i)	specify the percentage of the Net Borrowings of the Group which is guaranteed only by the Company and/or any other guarantors which are not Guarantors;

(ii)	specify the percentage of the Net Borrowings of the Group which is subject to provisions in agreements or documents which allow for the removal of the Guarantors (other than the Company); and

(iii)	certify that the conditions (if any) to the removal of such Guarantors in such agreements or documents have been met by the relevant member of the Group as at the date of the Guarantor Removal Certificate;

(iv)	certify that the relevant Guarantor(s) has or have been removed (or will be so removed at a date which is not later than the date scheduled for removal of the relevant Guarantor pursuant to the relevant Guarantor Removal Certificate) as Guarantor(s) of the relevant Financial Indebtedness; and

(v)	confirm that neither S&P nor Fitch Investors Service, Inc will downgrade the then current Rating assigned to the Company as a result of the removal of the relevant Guarantor(s) as Guarantor(s) under this Agreement.

Amendment & Restatement

Agreement (RMC)

(d)	Following delivery of the Guarantor Removal Certificate to the Agent, the Company shall provide notice of the removal, and termination of the obligations of the Guarantors (other than the Company) to the Finance Parties, in accordance with Clause 32 (Notices) of the Agreement.

26.6	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Affiliate that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

Amendment & Restatement

Agreement (RMC)

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT AND THE ARRANGER

27.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders, authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document (including, but not limited to, the Company’s annual financial statements) which is delivered to the Agent for that Party by any other Party.

(b)	The Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent and/or the Arranger, as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

Amendment & Restatement

Agreement (RMC)

27.6	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document (including, for the avoidance of doubt, any representation, notice or document communicating the consent of the Majority Lenders pursuant to Clause 36.1 (Required consents)) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger, is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law and regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

Amendment & Restatement

Agreement (RMC)

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, neither the Agent nor the Arranger will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct or wilful breach of any Finance Document.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 27 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any checks pursuant to any laws or regulations relating to money laundering in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

Amendment & Restatement

Agreement (RMC)

27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the European Union as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the European Union).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

27.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

Amendment & Restatement

Agreement (RMC)

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent and the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

27.14	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

Amendment & Restatement

Agreement (RMC)

27.16	Agent’s Management Time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent) and Clause 27.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (whether by way of set-off or otherwise) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

Amendment & Restatement

Agreement (RMC)

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Amendment & Restatement

Agreement (RMC)

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payments by Obligors or Lenders shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor), Clause 30.4 (Clawback) and Clause 27.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London).

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

Amendment & Restatement

Agreement (RMC)

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

(d)	The Lenders hereby expressly agree that the Agent shall not apply any amount received in accordance with paragraph (a) above to discharge the obligations of an Obligor owed to a Lender if such partial payment received by the Agent is as a result of that Lender being considered as a subordinated creditor by operation of any insolvency law.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

Amendment & Restatement

Agreement (RMC)

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law or regulation, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or (in accordance with Clause 32.5 (Electronic Communication)) by email.

Amendment & Restatement

Agreement (RMC)

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:	Calle Hernández de Tejada No. 1 28027 Madrid Spain

Fax:	00 34 91 377 6500
Attention:	Finance Department - Hector Vela;

(b)	in the case of each Lender, or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent:

Address:	Loans Agency Office, 2nd Floor 4 Harbour Exchange Square London E14 9GE

Fax:	00 44 208 636 3824
Attention:	Bianca Ann Els,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent. The Company may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

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(d)	Any communication or document made or delivered to the Company in accordance with this Clause 32.3 will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender and/or any member of the Group under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender and/or member of the Group:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender and/or any member of the Group will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender and/or any member of the Group to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English or Spanish; or

(ii)	if not in English or Spanish, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.7	Obligor Agent

(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter (as the case may be) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises (i) the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to

Amendment & Restatement

Agreement (RMC)

give all notices and instructions (including, in the case of a Borrower, Utilisation Requests or Extension Requests), to execute on its behalf any documents required hereunder and to make such agreements capable of being given or made by any Obligor notwithstanding that they may affect such Obligor, without further reference to or consent of such Obligor; and (ii) each Finance Party to give any notice, demand or other communication to such Obligor pursuant to the Finance Documents to the Company on its behalf, and in each case such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions (including, without limitation, any Utilisation Requests or Extension Requests) or executed or made such agreements or received any notice, demand or other communication.

(b)	Every act, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Company, or given to the Company, in its capacity as agent in accordance with paragraph (a) of this Clause 32.7, in connection with this Agreement shall be binding for all purposes on such Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

32.8	Use of Websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

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(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days, or where the interest, commission or fee is to accrue in respect of any amount denominated in sterling, 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.4	Spanish Civil Procedure

In the event that this Agreement is raised to a Spanish Public Documents, for the purposes of Article 572.2 of the Spanish Civil Procedure Law (Ley de Enjuiciamiento Civil), all parties expressly agree that the exact amount due at any time by the Obligors to the Lenders will be the amount specified in a certificate issued by the Agent (and/or any Lender) in accordance with Clause 33.2 (Certificates and Determinations) as representative of the Lenders reflecting the balance of the accounts referred to in Clause 33.1 (Accounts).

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33.5	No personal liability

If an individual signs a certificate on behalf of any member of the Group and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law or regulation of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the laws or regulations of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or regulation.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

(c)	The Company may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 36.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Optional Currency” in Clause 1.1 (Definitions);

(ii)	an extension to the Availability Period or to the date of any scheduled payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

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(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment;

(vi)	a change to the Borrowers or any of the Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders; or

(viii)	Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 19 (Guarantee and Indemnity), Clause 25 (Changes to the Lenders), Clause 26 (Changes to the Obligors) or this Clause 36,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger, may not be effected without the consent of the Agent or the Arranger at such time.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by English law.

If any of the Original Guarantors is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws and regulations of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws and regulations shall govern the existence and extent of such attorney’s or attorney’s authority and the effects of the exercise thereof.

39.	ENFORCEMENT

39.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law or regulation, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law or regulation, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	shall irrevocably appoint the Process Agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and shall procure that the Process Agent confirms its acceptance of that appointment in writing on or before the date of this Agreement; and

(b)	agrees that failure by the Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Obligors

(as at the Fifth Amendment Date)

Name of Original Borrower	Registration number (or equivalent, if any)

CEMEX España, S.A.	Nº Hoja-Registro Mercantil, Madrid: M- 156542 NIF: A46/004214

Name of Guarantor	Registration number (or equivalent, if any)

CEMEX España, S.A.	Nº Hoja-Registro Mercantil, Madrid: M- 156542 NIF: A46/004214

[N.B. certain Dutch Subsidiaries were Original Guarantors

at signing but were released in 2006]

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Part II

The Original Lenders

(as at the Fifth Amendment Date)

Original Lender	Facility B Commitment (US$)	Facility C Commitment (US$)
Joint Bookrunners
Banco Bilbao Vizcaya Argentaria S.A.	45,016,397.50	45,568,732.00
Banco Santander, S.A.	29,577,408.50	29,577,408.50
Calyon Corporate and Investment Bank	29,577,408.50	29,577,408.50
Citibank International PLC, Sucursal en España	22,516,397.50	23,068,732.00
Mandated Lead Arrangers
BNP Paribas	29,125,000.00	29,125,000.00
Banco Espanol de Credito S.A.	25,375,000.00	25,375,000.00
Fortis Bank N.V.	32,000,000.00	32,000,000.00
HSBC Bank plc	22,875,000.00	22,875,000.00
Instituto de Credito Oficial	31,250,000.00	31,250,000.00
JP.Morgan Chase Bank N.A., Sucursal en España	25,375,000.00	25,375,000.00
The Royal Bank of Scotland plc	25,375,000.00	25,375,000.00
Westdeutsche Landesbank Girozentrale	25,375,000.00	25,375,000.00
Other Lenders
BoA Netherlands Cooperative, U.A.	8,988,309.00	8,988,309.00
Barclays Bank PLC	21,563,809.00	16,988,309.00
ING Bank N.V.	14,850,229.00	14,850,229.00
Lloyds TSB Bank plc	14,322,978.00	14,322,978.00
Scotiabank Europe plc	12,070,725.00	12,070,725.00
The Bank of Tokyo-Mitsubishi UJF, Ltd., Sucursal en España	5,550,000.00	5,550,000.00
Bayerische Landesbank Girozentrale	11,104,669.00	11,104,669.00
Deutsche Bank Luxembourg S.A.	11,104,669.00	Zero
Unicredit S.p.A. - Madrid Branch	10,000,000.00	10,000,000.00
The Governor and Company of the Bank of Ireland	10,000,000.00	10,000,000.00
Intesa Sanpaolo S.p.A.	9,722,500.00	9,722,500.00
Caja Madrid	4,500,000.00	9,072,500.00

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Original Lender	Facility B Commitment (US$)	Facility C Commitment (US$)
Credit Agricole d’Ile de France	10,000,000.00	10,000,000.00
Dresdner Bank AG	5,000,000.00	5,000,000.00
Société Générale	5,000,000.00	5,000,000.00
Caja de Ahorros de Galicia	2,500,000.00	2,500,000.00
IKB Deutsche Industriebank AG, Sucursal en España.	4,987,500.00	4,987,500.00
Caja de Ahorros de Asturias	4,050,000.00	4,050,000.00
BRED Banque Populaire	3,750,000.00	13,750,000.00
Centrobanca S.P.A.	12,500,000.00	12,500,000.00

Total	525,000,000.00	525,000,000.00

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Agreement (RMC)

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation1

[N.B. all now satisfied]

1.	Obligors

(a)	A copy of the current constitutional documents of each Original Obligor.

(b)	A power of attorney granting a specific individual or individuals sufficient power to sign the Finance Documents on behalf of each Original Obligor and a copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents.

(d)	A certificate of the Company (signed by an Authorised Signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(e)	A certificate of an Authorised Signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Transaction Documents and related documents

A copy of the Company/Bidco Intercompany Loan Agreement in the agreed form.

3.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

[1]	Defined terms used in this Part 1 of Schedule 2 have the same meanings given to such term in the Original Facility Agreement (as defined in the Amendment and Restatement Agreement).

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(b)	The Syndication and Fee Letter, the Sub Underwriter Fee Letter and the Costs and Expenses Letter, each executed by all parties thereto.

4.	Legal Opinions

(a)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England, as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement satisfactory to the Lenders.

(b)	An opinion with respect to the laws and regulations of the Kingdom of Spain from Clifford Chance, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	An opinion with respect to the laws and regulations of The Netherlands from Warendorf, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	An opinion from in-house counsel of the Company, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Offer Related Conditions

(a)	A copy, certified as being a true and complete copy by an Authorised Signatory of Bidco, of the Press Release, in substantially the form distributed to the Agent prior to signing of this Agreement (where any changes are not relevant to the interests of the Finance Parties).

(b)	Copies, certified as being true and complete copies by an Authorised Signatory of Bidco, of each Offer Document incorporating the terms set out in the Press Release or any subsequent press announcements released by Bidco in connection with the Offer or such other changes to reflect the Offer (in each case, which are not relevant to the interests of the Finance Parties) and any other terms required by the Code or the Panel.

(c)	A copy, certified as being a true and complete copy by an Authorised Signatory of Bidco, of the announcement that each Offer has become or has been declared unconditional in all respects together with a certificate from an Authorised Signatory of Bidco that in having declared each Offer unconditional it is not in breach of this Agreement.

6.	Other Documents and Evidence

(a)	The Group Structure Chart.

(b)	The Funds Flow Statement.

(c)	The Original Financial Statements of each Obligor.

(d)	A certificate of the Company (signed by a director) certifying that the Company/Bidco Intercompany Loan Agreement is in full force and effect.

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(e)	Copies of forms PE 1 and PE 3 stamped by the Bank of Spain (Banco de España), whereby it assigns a Financial Operation Number (“NOF”) to the Facilities and to the Company/Bidco Intercompany Loan.

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Agreement (RMC)

Part II

Conditions Precedent Required to be

Delivered by an Additional Obligor

Obligors:

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

(a)	A copy of the constitutional documents of the Additional Obligor.

(b)	A copy of a resolution of the board of directors of the Additional Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	Should the legal advisers of the Lenders consider it advisable, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

(e)	A certificate of the Additional Obligor (signed by an Authorised Signatory) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

(f)	A certificate of an Authorised Signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

2.	Legal opinions

(a)	A legal opinion of the legal advisers to the Additional Obligor in form and substance reasonably satisfactory to the legal advisers of the Lenders.

(b)	A legal opinion of Clifford Chance, or other firm that can opine for the Additional Obligor if not Clifford Chance, legal advisers to the Lenders.

1.	Other documents and evidence

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Agreement (RMC)

(a)	Evidence that any process agent referred to in Clause 39.2 (Service of process) has accepted its appointment.

(b)	In relation to any Additional Borrower incorporated in Spain, a copy of form PE-1 stamped by the Bank of Spain (Banco de España), whereby it assigns a Financial Operation Number (“NOF”) to the accession of the such Additional Borrower.

(c)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers (after having taken appropriate legal advice) to be necessary or desirable (if it has notified the Additional Obligor and the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	The Original Financial Statements of the Additional Guarantor.

Amendment & Restatement

Agreement (RMC)

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

CEMEX – US$2,300,000,000 Revolving Facilities Agreement

dated 24 September 2004 (as amended and restated on [•] 2005) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	[We wish to borrow a Loan on the following terms:

(a)	Proposed Utilisation Date: [•] (or, if that is not a Business Day, the next Business Day)

(b)	Borrower [•]

(c)	Facility to be utilised: [Facility A] [Facility B] [Facility C] **

(d)	Currency of Loan: [•]

(e)	Amount: [•] or, if less, the relevant Available Facility

(f)	Interest Period: [•]

3.	We confirm that, to the extent applicable, each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied or waived on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

6.	Terms used in this Utilisation Request which are not defined in this Utilisation Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for

[the Borrower]

NOTES:

** Select the Facility to be utilised and delete references to the other Facilities.

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Agreement (RMC)

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB+ C(B-D) + E x 0.01	per cent. per annum
100 - (A+C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.

Amendment & Restatement

Agreement (RMC)

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

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Agreement (RMC)

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required by such Lender to be made to this Schedule in order to comply with any change in law or regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Amendment & Restatement

Agreement (RMC)

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[Agent]

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

CEMEX – US$2,300,000,000 Revolving Facilities Agreement

dated 24 September 2004 (as amended and restated on [•] 2005) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule to this certificate in accordance with Clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the schedule to this certificate.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	We confirm that we have carried out and are satisfied with the results of all compliance checks we consider necessary in relation to our participation in the Facilities.

6.	This Transfer Certificate is governed by English law.

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Agreement (RMC)

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, email, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

Amendment & Restatement

Agreement (RMC)

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[Agent]

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

CEMEX – US$2,300,000,000 Revolving Facilities Agreement

dated 24 September 2004 (as amended and restated on [•] 2005) (the “Facilities Agreement”)

1.	[Subsidiary] agrees to become an [Additional Guarantor/Additional Borrower] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an [Additional Guarantor/Additional Borrower] pursuant to Clause 26.3 (Additional Guarantors)] of the Agreement. [Subsidiary] is a limited liability company duly incorporated under the laws of [name of relevant jurisdiction] with registered number [•].

2.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

3.	This letter is governed by English law.

4.	Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

[This Accession Letter is entered into by deed.]**

Signed	by:

[Company]		[Subsidiary]

NOTES:

*	Delete as appropriate.
**	If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Obligor. This can be overcome by acceding by way of deed.

Amendment & Restatement

Agreement (RMC)

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Agent

From:	[Company]

Dated:

Dear Sirs

CEMEX – US$2,300,000,000 Revolving Facilities Agreement

dated 24 September 2004 (as amended and restated on [•] 2005) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Pursuant to Clause 22.2 (Financial condition) the financial condition of the Group as of [ ] evidenced by the consolidated financial statements for the financial year/four quarters then ended comply with the following conditions:

(i)	Net Borrowings		EUR (“A”)

	comprising	EUR [Guarantees]

EUR [Financial Indebtedness]

EUR [Liquid Investments]

Adjusted EBITDA

comprising:

EUR [operating profit]

EUR [annual depreciation for fixed assets]

EUR [annual amortisation of intangible assets]

EUR [annual amortisation of start-up costs of the Group]

EUR [dividends received from non-consolidated companies]

EUR [dividends received from companies consolidated by the equity method]

EUR [CEMEX Capital Contributions]

EUR [acquired business (i) operating income and (ii) depreciation and amortisation expense]

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Agreement (RMC)

EUR (“B”)

A:B to be less than or equal to			3.5:1

(ii)	EBITDA		EUR (“B”)

Finance Charges

	comprising	EUR [interest expenses]

		EUR [other expenses]	EUR (“C”)

B:C to be greater than or equal to			3:1

(b)	As at the date of this Certificate the following Subsidiaries of the Group fall within the definition of Material Subsidiaries as set out in Clause 1.1 (Definitions).

3.	We confirm that no Default is continuing.

Signed:
Authorised Signatory
of
Company

[insert applicable certification language]

For and on behalf of
[name of auditors of the Company]

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Agreement (RMC)

SCHEDULE 8

TIMETABLES

	Loans in euro, dollars or yen	Loans in sterling

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 11.00 a.m.	U-1 11.00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under paragraph (c) of Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00p.m.	U-1 3.00p.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-2 9.30 a.m.	U 9.30 a.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U- 2 10.30 a.m.	U 10.30 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m.

“U” = date of utilisation

“U—X” = X Business Days prior to date of utilisation

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Agreement (RMC)

SCHEDULE 9

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Existing Bank]

To:

[insert name of Potential Lender]

Re: The Facilities

Company: CEMEX España, S.A. (the “Company”)

Date:

Amount: US$[•] and €[•]

Agent: Citibank International PLC

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking: You undertake:

(a)	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

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2.	Permitted Disclosure: We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph 1(b) above to the extent necessary for the Permitted Purpose:

(a)	to members of the Participant Group and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	in the event that you become a Lender under the Facility Agreement, in accordance with and subject to the terms of clause 24.8 of the Facility Agreement;

(c)	to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;or

(d)	with the prior written consent of us and the Company.

3.	Notification of Disclosure: You agree (to the extent permitted by law and regulation) to inform us:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 2(c) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies: If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(c) above.

5.

Continuing Obligations: The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date on which you become a party to the Facility Agreement or (b)

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Agreement (RMC)

twelve months after the date at which you have returned all Confidential Information supplied to you by us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed.

6.	No Representation; Consequences of Breach, etc: You acknowledge and agree that:

(a)	neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	Entire Agreement: This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

8.	No Waiver: No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

9.	Amendments, etc: The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

10.	Inside Information: You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

11.	Nature of Undertakings: The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

12.	Third party rights: Subject to this paragraph 12 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

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Agreement (RMC)

(a)	The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 12 and the provisions of the Third Parties Act.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

13.	Governing Law and Jurisdiction:

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) and all non-contractual obligations arising from or connected with it are governed by and shall be construed in accordance with English law.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

14.	Definitions: In this letter (including the acknowledgement set out below):

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents and/or the Facilities which is provided to you in relation to the Finance Documents or Facilities by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach of this letter;

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Facility Agreement” means the facility agreement entered into or to be entered into in relation to the Facilities.

“Finance Documents” means the documents defined in the Facility Agreement as Finance Documents.

“Group” means the Company, each of its holding companies and its subsidiaries and each of the subsidiaries of each of its holding companies for the time being (as each such term is defined in the Companies Act 2006).

“Obligor” means a borrower or a guarantor under the Facility Agreement.

Amendment & Restatement

Agreement (RMC)

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Existing Bank]

To:	[Existing Bank]
The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

Amendment & Restatement

Agreement (RMC)

SCHEDULE 10

EXISTING SECURITY

Company	Lender	Security	Total Principal Amount of Indebtedness Secured as of 30 June 2004 (millions of euro)
1. CEMEX Construction Materials, L.P.	GE Capital (FKIT 279,280)	Equipment related with the Credit	1.263
2. CEMEX Construction Materials, L.P.	Hampton	Land related with the Credit	0.338
3. Kosmos Cement Company	First Corp (FKIT 101649)	Equipment related with the Credit	0.035
4. Mineral Resource Technologies, Inc.	Met-South, Inc.	Ash storage facility	0.248
5. Any security existing at the date of this Agreement constituted by the transfer of shares or any other instrument of title representing an equity participation in the Asia Fund into a trust

			1.883 and the security under item 5

Amendment & Restatement

Agreement (RMC)

SCHEDULE 11

EXISTING NOTARISATIONS

Type of Agreement	Borrower/Guarantor	Maturity Date	Total Principal Amount of Indebtedness notarised as of 30 June 2004

Bilateral lines	CEMEX España, S.A./n.a.	Between Jan. and Dec. 2005	EUR	51,086,029[2]

Deferred purchase price	Aricemex S.A./n.a.	July, 2005	EUR	961,619

[2]	Corresponds to the total committed amount under the facilities. Amount drawn as of 06.30.04: EUR 18,712,797.

Amendment & Restatement

Agreement (RMC)

SCHEDULE 12

MATERIAL SUBSIDIARIES

CEMEX Inc.

CEMEX Corp.

CEMEX Venezuela SACA

Vencement Investments

Construction Funding Corporation

Amendment & Restatement

Agreement (RMC)

SCHEDULE 13

EXISTING FINANCIAL INDEBTEDNESS

As of 03.31.05

Figures in millions of €*

BORROWER	INSTRUMENT	OUTSTANDING AMOUNT	FINAL MATURITY
CEMEX UK, LTD	Loan Notes(1)	33	June 2005 - December 2009
	SUBTOTAL	33
	Priv. Plac. (£70 M)(2)	102	Between 2009-2019
	Priv. Plac ($75 M)(3)	58	July 2006
RMC GROUP, LTD	Priv. Plac. ($225 M)(4)	197	Between 2010-2020
	Priv. Plac ($222 M)(5)	171	Between 2009-2014
	Other debt(6)	100	Between 2005-2014
RMC USA	Priv. Plac ($155 M)(7)	120	Between 2008-2018
	Line of Credit	5	December 2005
	Other debt at RMC subsidiary level	66	Between 2005-2016
	SUBTOTAL	819
	Priv. Plac. (€50 M)	50	March 2006
CEMEX, INC.	Priv. Plac ($315 M)	244	March 2006
	Priv. Plac. ($396 M)	306	March 2008
	SBLC(8)	38	Dec 2006 - April 2025
	SUBTOTAL	638
PUERTO RICAN CEMENT COMPANY	$40 M Credit Line	23	June 2005
	$50 M Credit Line	21	January 2006
	SUBTOTAL	44
APO CEMENT CORP.	ECA Loan	10	July 2005 - March 2006
	SUBTOTAL	10
OTHER COMPANIES	Credit Lines	30	—
	SUBTOTAL	30
	TOTAL DEBT	1.574

*	Exchange rates:

$/€ = 1.2965

¥/€ = 138.97

€/£ = 1.4575

(1)	Held by RMC Shareholders who elected to receive Loan Notes instead of cash as payment for their RMC’s shares.
(2)	On May 17, 2005 this issuance was fully prepaid.
(3)	On May 17, 2005 Notes for an amount of $55.0 M were prepaid.
(4)	On May 17, 2005 Notes for an amount of $0.7 M were prepaid.
(5)	On May 17, 2005 Notes for an amount of $119.5 M were prepaid.
(6)	This caption basically includes Bank Loans, Overdraft Facilities and Financial Leases.
(7)	On May 17, 2005 Notes for an amount of $11.0 M were prepaid.
(8)	Stand By Letters of Credit over tax-exempt bonds. Maturities shown correspond to these bonds. SBLC renewed on an annual basis.

Amendment & Restatement

Agreement (RMC)

SCHEDULE 14

PROCEEDINGS PENDING OR THREATENED

1.	Environmental Matters

United States

As of 30 November 2008, CEMEX, Inc. and its subsidiaries had accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately U.S.$42.6 million. The environmental matters relate to (i) the disposal of various materials, in accordance with past industry practice, which might be categorized as hazardous substances or wastes, and (ii) the cleanup of sites used or operated by CEMEX, Inc., including discontinued operations, regarding the disposal of hazardous substances or wastes, either individually or jointly with other parties. Most of the proceedings are in the preliminary stage, and a final resolution might take several years. For purposes of recording the provision, CEMEX, Inc. considers that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. Based on information available to date, CEMEX, Inc. does not believe it will be required to spend significant sums on these matters, in excess of the amounts previously recorded. The ultimate cost that might be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work, and negotiations with or litigation against potential sources of recovery have been completed.

CEMEX Construction Materials Florida, LLC f/k/a Rinker Materials of Florida, Inc., a subsidiary of CEMEX, Inc., holds one federal quarry permit and is the beneficiary of one of 10 other federal quarrying permits granted for the Lake Belt area in South Florida. The permit held by CEMEX Florida covers CEMEX Florida’s SCL and FEC quarries. CEMEX Florida’s Krome quarry is operated under one of the other federal quarry permits. The FEC quarry is the largest of CEMEX Floridas’ quarries measured by volume of aggregates mined and sold. CEMEX Florida’s Miami cement mill is located at the SCL quarry and is supplied by that quarry. A ruling was issued on 22 March 2006 by a judge of the U.S. District Court for the Southern District of Florida in connection with litigation brought by environmental groups concerning the manner in which the permits were granted. Although not named as a defendant, CEMEX Florida has intervened in the proceedings to protect its interests. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the relevant governmental agencies in connection with the issuance of the permits. The judge remanded the permits to the relevant governmental agencies for further review, which review the governmental agencies have indicated in a recent announcement should take until mid February 2009 to conclude. The judge also conducted further proceedings to determine the activities to be conducted during the remand period. In July 2007, the judge issued a ruling that halted certain quarrying operations at three non-CEMEX Florida quarries. The judge left in place CEMEX Florida’s Lake Belt permits until the relevant government agencies complete their review. In a May 2008 ruling, the federal appellate court determined that the district court judge did not apply the proper standard of review to the permit issuance decision of the governmental agency, vacated the district court’s prior order, and remanded the proceeding to the district court to apply the proper standard of review; this review remains pending before the district court judge. If the Lake Belt permits are ultimately set aside or quarrying operations under them restricted, CEMEX Florida will need to

Amendment & Restatement

Agreement (RMC)

source aggregates, to the extent available, from other locations in Florida or import aggregates. This would likely affect profits from our Florida operations. Any adverse impacts on the Florida economy arising from the cessation or significant restriction of quarrying operations in the Lake Belt could also have a material adverse effect on our financial results.

Europe

In Great Britain, future expenditure on closed and current landfill sites has been assessed and quantified over the period in which the sites are considered to have the potential to cause environmental harm, generally consistent with the regulator view of up to 60 years from the date of closure. The assessed expenditure relates to the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure. The costs have been quantified on a net present value basis in the amount of approximately £122 million, and an accounting provision for this sum has been made at 31 December 2007.

In 2003, the European Union adopted a directive implementing the Kyoto Protocol on climate change and establishing a greenhouse gas emissions allowance trading scheme within the European Union. The directive requires Member States to impose binding caps on carbon dioxide emissions from installations involved in energy activities, the production and processing of ferrous metals, the mineral industry (including cement production) and the pulp, paper or board production business. Under this scheme, companies with operations in these sectors receive from the relevant Member States allowances that set limitations on the levels of greenhouse gas emissions from their installations. These allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that are not reaching their emissions objectives. Companies can also use credits issued from the use of the flexibility mechanisms under the Kyoto protocol to fulfill their European obligations. These flexibility mechanisms provide that credits (equivalent to allowances) can be obtained by companies for projects that reduce greenhouse gas emissions in emerging markets. These projects are referred to as Clean Development Mechanism (“CDM”) or joint implementation projects depending on the countries where they take place. Failure to meet the emissions caps is subject to heavy penalties.

Companies can also use, up to a certain level, credits issued under the flexible mechanisms of the Kyoto protocol to fulfill their European obligations. Credits for Emission Reduction projects obtained under these mechanisms are recognized, up to a certain level, under the European emission trading scheme as allowances. To obtain these emission reduction credits, companies must comply with very specific and restrictive requirements from the United Nations Convention on Climate Change (UNFCC).

As required by directive, each of the Member States established a National Allocations Plan, or NAP, setting out the allowance allocations for each industrial facility for Phase I, from 2005 to 2007. Based on the NAPs established by the Member States of the European Union for the 2005 to 2007 period and our actual production, on a consolidated basis after trading allowances between our operations in countries with a deficit of allowances and our operations in countries with an excess of allowances, and after some external operations, Borrower’s Subsidiaries had a surplus of allowances of approximately 1,050,054 tons of carbon dioxide in this Phase I.

For Phase II, comprising 2008 through 2012, however, there has been a reduction in the allowances granted by the Member States that have already approved their NAP, which may

Amendment & Restatement

Agreement (RMC)

result in a consolidated deficit in our carbon dioxide allowances during the period. We believe we may be able to reduce the impact of any deficit by either reducing carbon dioxide emissions in our facilities or by obtaining additional emission credits through the implementation of CDM projects. If we are not successful in implementing emission reductions in our facilities or obtaining credits from CDM projects, we may have to purchase a significant amount of emission credits in the market, because CEMEX has already sold a substantial amount of allowances for Phase II, the cost of which may have an impact on our operating results. As of 1 December 2008, the market value of carbon dioxide allowances for Phase II was approximately 15.45 € per ton. CEMEX is taking all the measures to minimize our exposure to this market while assuring the supply of our products to our clients.

The Spanish NAP has been finally approved by the Spanish Government, reflecting the conditions that were set forth by the European Commission. The allocations made to our installations allow us to foresee certain availability of allowances, nevertheless, there remains the uncertainty regarding the allocations that, against the reserve for new entrants, shall be requested for the new CEMEX cement plant in Andorra (Teruel), whose construction has been delayed, and that it is scheduled to start operating in 2010

On 29 May 2007, the Polish government filed an appeal before the Court of First Instance in Luxemburg regarding the European Commission’s rejection of the initial version of the Polish NAP. The Court has denied Poland’s request for a quick path verdict in the case, keeping the case in the regular proceeding path, therefore, the Polish government has started to prepare Polish internal rules on division of allowance at the level already accepted by the European Commission. Seven major Polish cement producers, representing 98% of Polish cement production (including CEMEX Polska), have also filed seven separate appeals before the Court of First Instance regarding the European Commission’s rejection. On 29 September 2008 the Court of the First Instance issued an order rejecting CEMEX Polska’s appeal without going into the merit of the case. As of 4 December 2008 the final version of the Polish NAP has not been cleared by the Commission; CEMEX has not determined the impact this may have on CEMEX’s position in the country.

2.	Tax Matters

Philippines

As of 30 November 2008, the Philippine Bureau of Internal Revenue (BIR), had assessed APO, Solid, IQAC, ALQC and CSPI, our operating subsidiaries in the Philippines, for deficiency taxes covering taxable years 1998-2005 amounting to a total of approximately 1,994 million Philippine Pesos (approximately U.S.$40.727 million as of 30 November 2008, based on an exchange rate of Philippine Pesos 48.96 to U.S.$1.00, which was the Philippine Peso/Dollar exchange rate on 30 November 2008 as published by the Bangko Sentral ng Pilipinas, the central bank of the Republic of the Philippines).

The majority of the tax assessments result primarily from the disallowance of APO’s income tax holiday incentives for taxable years 1999 to 2001 (approximately Philippine Pesos 1,078 million or U.S.$22.1 million as of 30 November 2008, based on an exchange rate of Philippine Pesos 48.96 to U.S.$1.00). We have contested the BIR’s assessment, arising from the disallowance of the ITH incentive, with the Court of Tax Appeals (CTA). The initial Division ruling of the CTA was unfavorable, but is subject to further appeal with the CTA as a whole. The assessment

Amendment & Restatement

Agreement (RMC)

is now currently on appeal with the CTA En Banc. A motion was filed with the CTA, requesting the court to hold APO totally not liable for alleged income tax liabilities for all the years covered and to this end cancel and withdraw APO’s deficiency income tax assessments for taxable years 1999, 2000 and 2001 on the basis of APO’s availment of the tax amnesty described below. As of 30 November 2008, resolution on the aforementioned motion is still pending.

3.	CEMEX Venezuelan Nationalization

In furtherance of Venezuela’s announced policy to nationalize certain sectors of the economy, on 18 June 2008, the Nationalization Decree was promulgated, mandating that the cement production industry in Venezuela be reserved for the Government of Venezuela and ordering the conversion of foreign-owned cement companies, including CEMEX Venezuela, into state-controlled companies with Venezuela holding an equity interest of at least 60%. The Nationalization Decree provided for the formation of a transition committee to be integrated with the board of directors of the relevant cement company to guaranty the transfer of control over all activities of the relevant cement company to Venezuela by 31 December 2008. The Nationalization Decree further established a deadline of 17 August 2008 for the shareholders of foreign-owned cement companies, including CEMEX Venezuela, to reach an agreement with the Government of Venezuela on the compensation for the nationalization of their assets. The Nationalization Decree also provided that this deadline may be extended by mutual agreement of the Government of Venezuela and the relevant shareholder. The transition committee, which was to be coordinated by the Ministry of Basic Industries (MIBAN), was never formally instituted and MIBAN never acted in the process, but instead Petroleos de Venezuela (PDVSA) conducted all the conversations.

CEMEX Venezuela and the Government did not reach agreement by the August 17 deadline, and on August 18 the Expropriation Decree was issued by the President of Venezuela, with PDVSA appointed to conduct the expropriation proceedings. Although these proceedings had not yet commenced, PDVSA officials headed a group of PDVSA workers, with the support of the public force, to take over all the facilities of CEMEX Venezuela on August 17. Since no agreement has been reached with the Venezuelan Government as to the compensation to be paid, the Dutch companies that control CEMEX Venezuela filed an arbitration request before the International Center for the Settlement of Investment Disputes against the Government of Venezuela, which request has been registered and the tribunal is in the process of being formed.

As of 31 December 2007, CEMEX Venezuela, S.A.C.A. was the holding entity of several of CEMEX’s investments in the region, including CEMEX’s operations in the Dominican Republic and Panama, as well as CEMEX’s minority investment in Trinidad. In the wake of statements by the Government of Venezuela about the nationalization of assets in Venezuela, in April 2008, CEMEX concluded the transfer of all material non-Venezuelan investments to CEMEX España for approximately U.S.$355 million plus U.S.$112 million of net debt, having distributed all accrued profits from the non-Venezuelan investments to the stockholders of CEMEX Venezuela amounting to approximately U.S.$132 million. At this time, the net impact or the outcome of the nationalization on CEMEX’s consolidated financial results cannot be reasonably estimated. The approximate net assets of CEMEX’s Venezuelan operations under Mexican FRS at 31 December 2007 were approximately Ps8,973 million. Since August 2008, CEMEX no longer consolidates the financial results of CEMEX Venezuela.

Amendment & Restatement

Agreement (RMC)

On 13 June 2008, the Venezuelan securities authority initiated an administrative proceeding against CEMEX Venezuela, claiming that the company did not sufficiently inform its shareholders and the securities authority in connection with the transfer of the non-Venezuelan assets described above. The Venezuelan authority determined that CEMEX Venezuela did not comply with its disclosure obligations and imposed fines on the company, which we do not consider material, and requested the attorney general’s office to review the case to determine if such non-disclosure also constituted criminal infringement.

4.	Other Legal Proceedings

On 5 August 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia, claiming that it was liable along with the other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia, for the premature distress of the roads built for the mass public transportation system of Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members. The plaintiffs allege that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs seek the repair of the roads in a manner which guarantees their service during the 20-year period for which they were originally designed, and estimate that the cost of such repair will be approximately U.S.$45 million. The lawsuit was filed within the context of a criminal investigation of two ASOCRETO officers and other individuals, alleging that the ready-mix concrete producers were liable for damages if the ASOCRETO officers were criminally responsible. The court completed the evidentiary stage, and on 17 August 2006 dismissed the charges against the members of ASOCRETO. The other defendants (one ex-director of the Distrital Institute of Development, the legal representative of the constructor and the legal representative of the contract auditor) were formally accused. The decision was appealed, and on 11 December 2006, the decision was reversed and the two ASOCRETO officers were formally accused as participants (determiners) in the execution of a state contract without fulfilling all legal requirements thereof. The first public hearing took place on 20 November 2007. In this hearing the judge dismissed an annulment petition filed by the ASOCRETO officers. The petition was based on the fact that the officers were formally accused of a different crime than the one they were being investigated for. This decision was appealed, but the decision was confirmed by the Superior Court of Bogota. On 21 January 2008, CEMEX Colombia was subject to a judicial order, issued by the court, sequestering a quarry called El Tujuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required within a period of 10 days to deposit with the Court in cash CoP$337,800 million (approximately U.S.$195 million as of 4 June 2008, based on an exchange rate of CoP1730 to U.S.$1.00, which was the Colombian Peso/Dollar exchange rate on 4 June 2008, as published by the Banco de la República de Colombia, the central bank of Colombia), instead of being allowed to post an insurance policy to secure such recovery. CEMEX Colombia asked for reconsideration, and the court allowed CEMEX to present an insurance policy. Nevertheless, CEMEX appealed this decision, in order to reduce the amount of the insurance policy, and also requested that the guarantee be covered by all defendants in the case. The measure does not affect the normal activity of the quarry. At this stage, we are not able to assess the likelihood of an adverse result or the potential damages which could be borne by CEMEX Colombia.

Amendment & Restatement

Agreement (RMC)

On 5 August 2005, Cartel Damages Claims, SA, or CDC, filed a lawsuit in the District Court in Düsseldorf, Germany against CEMEX Deutschland AG and other German cement companies. CDC is seeking €102 million in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002, which entities had assigned their claims to CDC. CDC is a Belgian company established by two lawyers in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office with the express purpose of purchasing potential damages claims from cement consumers and pursuing those claims against the cartel participants. In January 2006, another entity assigned alleged claims to CDC, and the amount of damages being sought by CDC increased to €113.5 million plus interest. On February 21 2007, the District Court of Düsseldorf decided to allow this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed. The appeal hearing took place on 22 April 2008, and the appeal was dismissed on 14 May 2008. The lawsuit will proceed at the level of court of first instance. As of 30 September 2008 only one defendant has decided to file a complaint before the Federal High Court; this will delay the case from proceeding at the level of first instance to an extent we cannot assess today. In the meantime, CDC had acquired new assigners and announced an increase in the claim to €131 million. As of 30 November 2008, we had accrued liabilities regarding this matter for a total amount of approximately €20 million.

After an extended consultation period, in April 2006, the cities of Kaštela and Solin in Croatia published their respective Master (physical) Plans defining the development zones within their respective municipalities, adversely impacting the mining concession granted to Dalmacijacement, our subsidiary in Croatia, by the Government of Croatia in September 2005. During the consultation period, Dalmacijacement submitted comments and suggestions to the Master Plans, but these were not taken into account or incorporated into the Master Plan by Kaštela and Solin. Most of these comments and suggestions were intended to protect and preserve the rights of Dalmacijacement´s mining concession granted by the Government of Croatia in September 2005. Immediately after publication of the Master Plans, Dalmacijacement filed a series of lawsuits and legal actions before the local and federal courts to protect its acquired rights under the mining concessions. The legal actions taken and filed by Dalmacijacement were as follows: (i) on 17 May 2006, a constitutional appeal before the constitutional court in Zagreb, seeking a declaration by the court concerning Dalmacijacement’s constitutional claim for decrease and obstruction of rights earned by investment, and seeking prohibition of implementation of the Master Plans. This cases is currently under review by the court in Croatia, and it is expected that these proceedings will continue for several years before resolution; (ii) on 17 May 2006, a possessory action against the cities of Kaštela and Solin seeking the enactment of interim measures prohibiting implementation of the Master Plans and including a request to implead the Republic of Croatia into the proceeding on our side. The municipal court in Solin issued a first instance judgment dismissing our possessory action. We filed an appeal against that judgment. The appeal has been resolved by the Solin County Court, affirming the judgment and rendering it final. The Municipal Court in Kaštela has issued a first instance judgment dismissing our possessory action. We filed an appeal against said judgment, which has since been resolved by the Kaštela Country Court, affirming the judgment and

Amendment & Restatement

Agreement (RMC)

rendering it final; (iii) on 17 May 2006, an administrative proceeding before the State Lawyer, seeking a declaration from the Government of Croatia confirming that Dalmacijacement acquired rights under the mining concessions. Dalmacijacement received State Lawyer’s opinion which confirms the Dalmacijacement’s acquired rights according to the previous decisions (“old concession”). The Administrative Court in Croatia has ruled in favor of Dalmacijacement, validating the legality of the mining concession granted to Dalmacijacement by the Government of Croatia. This decision is final. Currently it is difficult for Dalmacijacement to ascertain the approximate economic impact of these measures by Kaštela and Solin).

Club of Environmental Protection, a Latvian environmental protection organization (hereinafter the “Applicant”), has initiated a court administrative proceeding against the decision made by the Environment State Bureau (hereinafter the “Defendant”) in order to amend the environmental pollution permit (the “Permit”) for the Broceni Cement Plant in Latvia, owned by CEMEX SIA (the “Disputed Decision”). CEMEX SIA was invited to participate in the court proceedings as a third party, whose rights and legal interest may be infringed by the relevant administrative act. On 5 June 2008 the Court rendered its judgment, where it satisfied the Claimant’s claim and revoked the Disputed Decision stating that it is illegal because Defendant failed to perform public inquiry in accordance with legal regulations. The judgment has been appealed by both the Defendant and CEMEX SIA before the Court of Appeal and the court will hear the case in 24 February 2009. The appellate procedure will not suspend the operation of the Permit which will remain valid throughout the court proceedings, hence CEMEX SIA is allowed to continue to perform its activities. The Permit subject to this proceeding was issued for the existing cement line, which will be fully substituted in the first half of 2009 by a new cement line currently under construction.